Exhibit 10.4

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [ * ] INDICATES THAT INFORMATION HAS BEEN OMITTED.

THE NOTES ISSUED UNDER THIS NOTE PURCHASE AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED OR REGISTERED PURSUANT TO ANY STATE SECURITIES LAW OR THE SECURITIES LAW OF ANY OTHER JURISDICTION. THE NOTES ISSUED UNDER THIS NOTE PURCHASE AGREEMENT MAY BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED OR REGISTERED PURSUANT TO APPLICABLE STATE AND OTHER SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENT IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

NOTE PURCHASE AGREEMENT

Dated as of March 18, 2022

among

REVANCE THERAPEUTICS, INC.,

as the Issuer,

CERTAIN SUBSIDIARIES OF THE ISSUER,

as the Guarantors,

ATHYRIUM BUFFALO LP,

as the Administrative Agent

and

THE PURCHASERS FROM TIME TO TIME PARTY HERETO

i

6.04	Binding Effect	69
6.05	Financial Statements; No Material Adverse Effect	69
6.06	Litigation	70
6.07	No Default	70
6.08	Ownership of Property; Liens	70
6.09	Environmental Compliance	70
6.10	Insurance	71
6.11	Taxes	71
6.12	ERISA Compliance	71
6.13	Subsidiaries and Capitalization	72
6.14	Margin Regulations; Investment Company Act	73
6.15	Disclosure	73
6.16	Compliance with Laws	73
6.17	Intellectual Property; Licenses, Etc	74
6.18	Solvency	76
6.19	Perfection of Security Interests in the Collateral	76
6.20	Business Locations	76
6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	76
6.22	Material Contracts	77
6.23	Compliance of Products	77
6.24	Labor Matters	82
6.25	Affected Financial Institution	82
6.26	Limited Offering of Notes	82
6.27	Registration Rights; Issuance Taxes	82
6.28	Regulation H	83
6.29	Compliance with Privacy Laws	83
6.30	Eligible Foreign Subsidiaries	83

ARTICLE VII AFFIRMATIVE COVENANTS		84

7.01	Financial Statements	84
7.02	Certificates; Other Information	85
7.03	Notices	88
7.04	Payment of Obligations	89
7.05	Preservation of Existence, Etc	89
7.06	Maintenance of Properties	89
7.07	Maintenance of Insurance	90
7.08	Compliance with Laws	90
7.09	Books and Records	90
7.10	Inspection Rights	91
7.11	Use of Proceeds	91
7.12	Additional Subsidiaries	91
7.13	ERISA Compliance	92
7.14	Pledged Assets	92
7.15	Compliance with Material Contracts	93
7.16	Deposit Accounts	93
7.17	Products and Permits	93
7.18	Consent of Licensors	94
7.19	Anti-Corruption Laws	94
7.20	Maintenance of Regulatory Authorizations, Intellectual Property, Etc	94
7.21	Information Required by Rule 144A	96
7.22	Post-Closing Obligations	96

ARTICLE VIII NEGATIVE COVENANTS		96

8.01	Liens	96
8.02	Investments	97
8.03	Indebtedness	98
8.04	Fundamental Changes	101
8.05	Dispositions	102
8.06	Restricted Payments	102
8.07	Change in Nature of Business	103
8.08	Transactions with Affiliates and Insiders	103
8.09	Burdensome Agreements	103
8.10	Use of Proceeds	103
8.11	Payment and Prepayment of Other Obligations	104
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments	104
8.13	Ownership of Subsidiaries, etc	105
8.14	Sale Leasebacks	105
8.15	Sanctions; Anti-Corruption Laws	105
8.16	Liquidity	106
8.17	Consolidated Teoxane Distribution Net Product Sales	106

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		106

9.01	Events of Default	106
9.02	Remedies Upon Event of Default	109
9.03	Application of Funds	110

ARTICLE X ADMINISTRATIVE AGENT		111

10.01	Appointment and Authority	111
10.02	Rights as a Purchaser	111
10.03	Exculpatory Provisions	112
10.04	Reliance by Administrative Agent	113
10.05	Delegation of Duties	114
10.06	Resignation of Administrative Agent	114
10.07	Non-Reliance on Administrative Agent and Other Purchasers	114
10.08	Administrative Agent May File Proofs of Claim	115
10.09	Collateral and Guaranty Matters	115
10.10	Recovery of Erroneous Payments	116

ARTICLE XI MISCELLANEOUS		116

11.01	Amendments, Etc	116
11.02	Notices and Other Communications; Facsimile Copies	118
11.03	No Waiver; Cumulative Remedies; Enforcement	119
11.04	Expenses; Indemnity; and Damage Waiver	120
11.05	Payments Set Aside	122
11.06	Successors and Assigns	122
11.07	Treatment of Certain Information; Confidentiality	125
11.08	Set-off	126
11.09	Interest Rate Limitation	127
11.10	Counterparts; Integration; Effectiveness; Electronic Signatures	127
11.11	Survival of Representations and Warranties	128
11.12	Severability	128

11.13	Replacement of Purchasers	128
11.14	Governing Law; Jurisdiction; Etc	129
11.15	Waiver of Right to Trial by Jury	130
11.16	Electronic Execution of Assignments and Certain Other Documents	131
11.17	USA PATRIOT Act	131
11.18	No Advisory or Fiduciary Relationship	131
11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	132
11.20	Representations of Purchasers	132

SCHEDULES

2.01	Note Purchase Commitments and Applicable Percentages
7.22	Post-Closing Obligations
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Notes Issuance Notice
B-1	Form of Tax Compliance Certificate
B-2	Form of Tax Compliance Certificate
B-3	Form of Tax Compliance Certificate
B-4	Form of Tax Compliance Certificate
C-1	Form of First Tranche Note
C-2	Form of Second Tranche Note
C-3	Form of Third Tranche Note
D	Form of Joinder Agreement
E	Form of Assignment and Assumption
F	Form of Compliance Certificate
G	Form of Third Tranche Joinder Agreement

v

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT is entered into as of March 18, 2022 among REVANCE THERAPEUTICS, INC., a Delaware corporation (the “Issuer”), the Guarantors (defined herein), the Purchasers (defined herein) and ATHYRIUM BUFFALO LP, as the Administrative Agent.

The Issuer has requested that the Purchasers make an investment in the Issuer by purchasing up to $300,000,000 of notes and the Purchasers are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2027 Convertible Note Documents” means the 2027 Convertible Notes, the 2027 Convertible Notes Indenture and all other documents executed and delivered in respect of the 2027 Convertible Notes.

“2027 Convertible Notes” means those certain unsecured 1.75% convertible senior notes of the Issuer due February 15, 2027 issued pursuant to the 2027 Convertible Notes Indenture.

“2027 Convertible Notes Indebtedness” means Convertible Bond Indebtedness pursuant to the 2027 Convertible Notes, in an aggregate principal amount not to exceed $287,500,000.

“2027 Convertible Notes Indenture” means that certain Indenture dated as of February 14, 2020 among the Issuer and U.S. Bank National Association, as trustee.

“Account Control Agreement” means any account control agreement by and among a Credit Party, the applicable depository bank and/or securities intermediary and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) assets of another person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person, (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise or (c) any Product.

“Adjusted Three-Month LIBOR” means, with respect to any Interest Period, the lesser of (a) Three-Month LIBOR and (b) two and one-half of one percent (2.50%) per annum.

“Administrative Agent” means ATHYRIUM BUFFALO LP, in its capacity as administrative agent under any of the Note Documents, or any successor administrative agent. The Administrative Agent shall not act as, or be deemed to act as, transfer agent or registrar under Article 8 of the Uniform Commercial Code or Section 17A(c) of the Exchange Act hereunder or under any other Note Document.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Issuer and the Purchasers.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means any letter agreement entered into by the Issuer, on the one hand, and any successor administrative agent and/or one or more if its Affiliates, on the other hand.

“Agreement” means this Note Purchase Agreement.

“Amortization Trigger” means [***].

“Amortization Trigger Date” means the date that the Amortization Trigger shall have occurred.

“ANDA” means an abbreviated new drug application filed with the FDA pursuant to section 505(j) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization required by any country, jurisdiction or Governmental Authority other than the United States.

“Applicable Eligible Foreign Subsidiary Documents” has the meaning set forth in Section 6.30(a).

“Applicable Percentage” means with respect to any Purchaser at any time, (a) in respect of the First Tranche, with respect to any First Tranche Purchaser at any time, the percentage (carried out to the ninth decimal place) of the First Tranche represented by (i) on or prior to the Closing Date, such First Tranche Purchaser’s First Tranche Note Purchase Commitment at such time and (ii) thereafter, the outstanding principal amount of such First Tranche Purchaser’s First Tranche Notes at such time, (b) in respect of the Second Tranche, with respect to any Second Tranche Purchaser at such time, the percentage (carried out to the ninth decimal place) of the Second Tranche represented by (i) at any time during the Second Tranche Availability Period, such Second Tranche Purchaser’s Second Tranche Note Purchase Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Second Tranche Purchaser’s Second Tranche Notes at such time and (c) in respect of the Third Tranche, with respect to any Third Tranche Purchaser at such time, the percentage (carried out to the ninth decimal place) of the Third Tranche represented by (i) at any time during the Third Tranche Availability Period, such Third Tranche Purchaser’s Third Tranche Note Purchase Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Third Tranche Purchaser’s Third Tranche Notes at such time. The initial Applicable Percentage of each Purchaser in respect of each Notes Tranche is set forth opposite the name of such Purchaser on Schedule 2.01, in the Third Tranche Joinder Agreement or in the Assignment and Assumption pursuant to which such Purchaser becomes a party hereto, as applicable.

“Appropriate Purchaser” means, at any time, with respect to any Notes Tranche, a Purchaser that has a Note Purchase Commitment with respect to such Notes Tranche or holds a Note under such Notes Tranche at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Purchaser and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Athyrium” means Athyrium Capital Management, LP and its successors and assigns.

“Attributable Indebtedness” means, on any date, (a) in respect of any Finance Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Finance Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent (at the direction of the Required Purchasers in their reasonable judgment).

“Audited Financial Statements” means the audited consolidated balance sheet of the Issuer and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Issuer and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Back-Up Security Interest” means a back-up security interest granted by the Issuer or any of its Subsidiaries to a Buyer of a Revenue Participation Right in connection with a Royalty Sale Transaction to the extent such purchase of such Revenue Participation Right is recharacterized as a secured debt financing rather than a true sale.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, Three-Month LIBOR; provided, that, if a replacement of the Benchmark has occurred pursuant to Section 3.05(b) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(a) for purposes of Section 3.05(b)(i), to the extent able to be determined by the Administrative Agent, the sum of: (A) Term SOFR; plus (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration; and

(b) for purposes of Section 3.05(b)(ii), the sum of (i) the alternate benchmark rate, plus (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Required Purchasers and the Issuer as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;

provided, that, in no event shall any Benchmark Replacement as determined pursuant to clause (a) or (b) above be less than one and one-half of one percent (1.50%) or greater than two and one-half of one percent (2.50%) for the purposes of this Agreement and the other Note Documents. Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Required Purchasers.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of Interest Period, Interest Rate, Adjusted Three-Month LIBOR and Three-Month LIBOR, the timing and frequency of determining rates and making payments of interest, the timing of prepayments, and other technical, administrative or operational matters) that the Required Purchasers, in consultation with the Issuer, reasonably decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent and the Purchasers in a manner substantially consistent with market practice (or, if the Required Purchasers or the Administrative Agent reasonably decide that adoption of any portion of such market practice is not administratively feasible or if the Required Purchasers reasonably determine that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Required Purchasers, in consultation with the Issuer, reasonably decide is reasonably necessary in connection with the administration of this Agreement and the other Note Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than Three-Month LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority for such Benchmark with jurisdiction over such administrator announcing or stating that (a) all Available Tenors are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored or (b) all Available Tenors will no longer be made available permanently or indefinitely, or used for determining the interest rate of loans, or shall or will otherwise cease; provided, that, at the time of such statement or publication, there is no successor administrator that is reasonably satisfactory to the Required Purchasers that will continue to provide any Available Tenors of such Benchmark after such specific date.

“BLA” means a biologics license application filed with the FDA pursuant to 21 C.F.R. § 601.2, along with all supplements and amendments thereto, and any similar application for requesting permission to introduce, or deliver for introduction, a biologic product into commerce required by any country, jurisdiction or Governmental Authority other than the United States.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the state where the Administrative Agent’s Office is located.

“Businesses” means, at any time, a collective reference to the businesses operated by the Issuer and its Subsidiaries at such time.

“Buyer” means the purchaser or buyer under the Royalty Transaction Documents.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper or variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Purchasers) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d) and (f) any other similar Investments made in accordance with the Issuer’s Board of Directors approved investment policy as in effect on the Closing Date and as may be amended thereafter with the written consent of the Required Purchasers (not to be unreasonably withheld or delayed).

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary all or substantially all of the assets of which consist of the Equity Interests and/or Indebtedness of (a) one or more CFCs (other than Eligible Foreign Subsidiaries that are Guarantors) or (b) Domestic Subsidiaries described in clause (a) of this definition.

“cGCP” means the then current Good Clinical Practices that establish the international ethical and scientific quality standards for designing, conducting, recording and reporting clinical trials that are promulgated or endorsed for the United States by the FDA (including through ICH E6 and 21 CFR Parts 50, 54, 56 and 312) and for outside the United States by comparable Governmental Authorities.

“cGMP” means the then current good manufacturing practices and regulatory requirements for or concerning manufacturing practices for pharmaceutical or biological products (and components thereof) that are promulgated or endorsed for the United States by the FDA (including through 21 CFR Parts 210 and 211) and for outside the United States by comparable Governmental Authorities.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing [***] percent ([***]%) or more of the aggregate ordinary voting power in the election of the Board of Directors of the Issuer represented by the issued and outstanding Equity Interests of the Issuer on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Issuer cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors; or

(c) (i) any “Change of Control” or “Fundamental Change” (or any comparable term) occurs under any agreement evidencing Permitted Convertible Bond Indebtedness, or (ii) any “Change of Control” or “Fundamental Change” (or any comparable term) occurs under any 2027 Convertible Note Document, or (iii) any “Change of Control” or “Fundamental Change” (or any comparable term) occurs under any agreement evidencing Indebtedness in excess of the Threshold Amount.

“Closing Date” means the date hereof.

“CMS” means the U.S. Center for Medicare and Medicaid Services.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a lessor of real property located in the United States on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Credit Party, in each case with an aggregate value in excess of $[***], acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent (at the direction of the Required Purchasers), subordinates) any Liens held by such Person on such property, and permits the Administrative Agent or its designees reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Account Control Agreements, the Collateral Questionnaire, the Collateral Access Agreements, the Real Property Security Documents and other security documents as may be executed and delivered by the Credit Parties pursuant to the terms of Section 7.14.

“Collateral Questionnaire” means that certain collateral & diligence questionnaire, in form and substance reasonably satisfactory to the Required Purchasers, dated as of the Closing Date.

“Communication” means this Agreement, any other Note Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any other Note Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Consolidated EBITDA” means, for any period, for the Issuer and its Subsidiaries on a consolidated basis, in accordance with GAAP, Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (a) interest expense, (b) the provision for federal, state, local and foreign income taxes payable, (c) depreciation and amortization expense, (d) non-cash stock based compensation expense and (e) the amount of net “run rate” cost savings, operating expense reductions, operating enhancements and cost synergies (collectively, the “Cost Savings”) with respect to Permitted Acquisitions which are reasonably identifiable, factually supportable and projected by the Issuer in good faith, and certified by a Responsible Officer of the Issuer in writing, to result, within twelve (12) months of the consummation of such Permitted Acquisition, from actions actually taken, which are committed to be taken or which are expected to be taken within twelve (12) months of the consummation of such Permitted Acquisition, which Cost Savings shall be calculated on a Pro Forma Basis as though such Cost Savings had been realized on the first day of the applicable measurement period, net of actual benefits realized during such measurement period from such actions; provided, that, (i) no Cost Savings shall be added pursuant to this clause (e) to the extent duplicative of any amounts otherwise added to, or included in, Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, and (ii) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (e) to the extent occurring more than four (4) full fiscal quarters after the specified action taken in order to realize such projected Cost Savings.

“Consolidated Net Income” means, for any period, for the Issuer and its Subsidiaries on a consolidated basis, net income (or loss) for such period as determined and reported in accordance with GAAP; provided, that, “Consolidated Net Income” shall exclude (a) unusual and infrequent gains for such period, (b) income (or loss) generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (c) income (or loss) of any Person if such Person is not a Subsidiary, except that the Issuer’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Issuer as described in clause (b) of this proviso).

“Consolidated Net Product Sales” means, for any period, consolidated net revenues of the Issuer and its Subsidiaries from sales of pharmaceutical Products (excluding, for purposes of clarity, any revenues from the sale or other provision of the Service Segment Business or any other services), in each case by the Issuer and its Subsidiaries and for such period, excluding (a) upfront payments, milestones, royalty payments and any other payments relating to out-licensing of Intellectual Property by the Issuer or any of its Subsidiaries, (b) the revenues of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (c) revenues of any Person if such Person is not a Subsidiary, except that the Issuer’s equity in the revenues of any such Person for such period shall be included in Consolidated Net Product Sales up to the amount of cash actually distributed by such Person to the Issuer or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from furth distributing such amount to the Issuer as described in clause (b) of this proviso), all as determined and reported in accordance with GAAP.

“Consolidated Revenues” means, for any period, for the Issuer and its Subsidiaries on a consolidated basis, revenues for such period as determined and reported in accordance with GAAP.

“Consolidated Daxi Net Product Sales” means, for any period, consolidated net revenues of the Issuer and its Subsidiaries from sales of Daxi in the United States by the Issuer and its Subsidiaries and for such period, excluding (a) upfront payments, milestones, royalty payments and any other payments relating to out-licensing of Intellectual Property by the Issuer or any of its Subsidiaries, (b) the revenues of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (c) revenues of any Person if such Person is not a Subsidiary, except that the Issuer’s equity in the revenues of any such Person for such period shall be included in Consolidated Daxi Net Product Sales up to the amount of cash actually distributed by such Person to the Issuer or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Issuer as described in clause (b) of this proviso), all as determined and reported in accordance with GAAP.

“Consolidated Teoxane Distribution Net Product Sales” means, for any period, consolidated net revenues of the Issuer and its Subsidiaries from sales of all Products distributed or sold pursuant to the Teoxane Agreement, in each case by the Issuer and its Subsidiaries and for such period, excluding (a) upfront payments, milestones, royalty payments and any other payments relating to out-licensing of Intellectual Property by the Issuer or any of its Subsidiaries, (b) the revenues of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (c) revenues of any Person if such Person is not a Subsidiary, except that the Issuer’s equity in the revenues of any such Person for such period shall be included in Consolidated Teoxane Distribution Net Product Sales up to the amount of cash actually distributed by such Person to the Issuer or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Issuer as described in clause (b) of this proviso), all as determined and reported in accordance with GAAP.

“Consolidated Teoxane Distribution Net Product Sales Covenant Trigger Date” means the first (1st) of the following dates to occur: (a) the Amortization Trigger Date, (b) the first (1st) date that the Issuer shall have been required to make any prepayment under Section 2.03(d) and (c) [***]; provided, that, if the FDA shall have approved the Issuer’s BLA for Daxi for the treatment of moderate to severe glabellar lines prior to [***], then the determination of whether a “Consolidated Teoxane Distribution Teoxane Net Product Sales Covenant Trigger Date” shall have occurred will be determined without reference to this clause (c).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Substances Act” means the U.S. Controlled Substances Act (or any successor thereto) and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Qualified Capital Stock of the Issuer (or other securities or property following a merger event or other change of the common stock of the Issuer), which conversion or exchange may be settled by the Issuer by payment of cash or any combination of cash and such Qualified Capital Stock (or such other securities or property) based on the market price of such Qualified Capital Stock (or such other securities or property).

“Copyrights” means all copyrights, whether statutory or common law, along with any and all (a) applications for registration, renewals, revisions, extensions, reversions, restorations, derivative works, enhancements, modifications, updates and new releases thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Parties” means, collectively, the Issuer and each Guarantor.

“Daxi” means an injectable neuromodulator that combines a stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components and any current or future forms thereof, including any reformulations, prodrugs, metabolites, racemates, deuterated forms, pharmaceutical hydrates, solvates, salts, crystalline, bases, esters, isomers, optical isomers, or polymorphs thereof, in any strength, form, formulation, regimen, administration or delivery route.

“Daxi Aesthetic Net Product Sales” means, for any period, consolidated net revenues of the Issuer and its Subsidiaries, Affiliates and licensees under Permitted Daxi Licenses from sales of Daxi (glabellar lines indication only) in any jurisdiction for such period, all as determined in a customary fashion and reported in accordance with GAAP.

“Daxi Royalty Payments” means the royalty payments related to Daxi Aesthetic Net Product Sales arising under any applicable Royalty Sale Transaction.

“DEA” means the United States Drug Enforcement Administration and any successor administration thereto.

“Debt Issuance” means the issuance by any Credit Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.06(b).

“Defaulting Purchaser” means, subject to Section 2.12(b), any Purchaser, as determined by the Administrative Agent, that (a) has failed to perform any of its funding or purchasing obligations hereunder, including with respect to any Second Tranche Note Purchase Commitments and/or any Third Tranche Note Purchase Commitments, within three (3) Business Days of the date required to be funded or purchased, as the case may be, by it hereunder, (b) has notified the Issuer or the Administrative Agent that it does not intend to comply with its funding or purchasing obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) become subject to a Bail-In Action; provided, that, a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any Equity Interests in that Purchaser or any direct or indirect parent company thereof by a Governmental Authority.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), “securities account” (as defined in Article 8 of the Uniform Commercial Code) or other account in which funds are held or invested to or for the credit or account of any Credit Party.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disclosure Letter” means that certain disclosure letter dated as of the Closing Date containing certain schedules delivered by the Credit Parties to the Administrative Agent and the Purchasers (with respect to Schedules 1.01 and 6.17 to the Disclosure Letter, as such schedules are supplemented from time to time in accordance with the terms of this Agreement).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Credit Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (including any disposition, allocation, transfer or conveyance of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), but excluding the following: (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Credit Party or any Subsidiary, (c) any sale, lease, license, transfer or other disposition of property to any Credit Party or any Subsidiary; provided, that, if the transferor making such sale, lease, license, transfer or other disposition of such property is a Credit Party, the transferee thereof must be a Credit Party, (d) the abandonment or other disposition of intellectual property that is not material and is no longer used or useful in any material respect in the business of the Issuer and its Subsidiaries or any Product Development and Commercialization Activities associated with any Product, (e) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to third parties in the ordinary course of business and not interfering with the business of the Issuer and its Subsidiaries, (f) Permitted Licenses, (g) the Permitted Fosun License, (h) the Permitted Viatris License, (i) Permitted Daxi Licenses, (j) any Involuntary Disposition, (k) dispositions of cash and Cash Equivalents in the ordinary course of business, (l) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (m) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law and (n) to the extent constituting sales, transfers, licenses, leases or other dispositions, Investments permitted by Section 8.02 and Permitted Liens, in each case, except to the extent permitted by reference to Section 8.05 or this definition (or any clause thereof or hereof).

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after March 18, 2028, (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after March 18, 2028, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the ninety-first (91st) day after March 18, 2028; provided, that, any Equity Interest that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interest upon the occurrence of a change in control or an asset sale occurring prior to the ninety-first (91st) day after March 18, 2028 shall not constitute Disqualified Capital Stock if such Equity Interest provides that the issuer thereof will not redeem or repurchase such Equity Interest pursuant to such provisions prior to the date as of which all of the following shall have occurred: (a) all of the Note Purchase Commitments have terminated and (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any state of the United States or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Administrative Agent and the Purchasers.

“Early Opt-in Election” means the occurrence of: (a) a notification by the Required Purchasers to each of the other parties hereto that the Required Purchasers have made a determination in good faith, or a notification by the Issuer to the Administrative Agent that the Issuer has made a determination in good faith, that at least five (5) currently outstanding Dollar-denominated syndicated credit facilities contain a new benchmark interest rate to replace Three-Month LIBOR (and such syndicated credit facilities are identified in such notice and are publicly available for review); and (b) the joint election by the Required Purchasers and the Issuer to replace Three-Month LIBOR with the Benchmark Replacement described in the foregoing clause (a) and the provision by the Required Purchasers of written notice of such election to the Purchasers and the Administrative Agent.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Issuer or any Subsidiary to make earn out or other contingency payments (including, without limitation, purchase price adjustments, non-competition and consulting agreements, other indemnity obligations or royalty, milestone or similar payments) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assets” means fixed or capital assets that are used or useful in the same or a similar line of business as the Issuer and its Subsidiaries were engaged in on the Closing Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iv)).

“Eligible Foreign Subsidiary” means any Foreign Subsidiary (a) that is a direct wholly-owned Subsidiary of a Credit Party and that (b) is organized under the laws of the United Kingdom, Canada, Australia or any other jurisdiction approved in writing by the Required Purchasers (such approval not to be unreasonably withheld or delayed) (i) that permits such Foreign Subsidiary to grant to the Administrative Agent, for the benefit of the Secured Parties, Liens that are first priority and perfected (subject to Permitted Liens) in substantially all of the assets of such Foreign Subsidiary (other than Excluded Property), pursuant to Section 7.14 and the Collateral Documents and (ii) the Laws of which, in the reasonable determination of the Required Purchasers, provide the Administrative Agent with the ability to enforce such Liens in a manner that is substantially equivalent to the ability to enforce Liens against a Domestic Credit Party; provided, that, in no event shall any Foreign Subsidiary of the type described in clause (e) of the definition of “Excluded Subsidiary” be deemed to be an “Eligible Foreign Subsidiary”.

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Issuer, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, that, “Equity Interests” shall not include the 2027 Convertible Notes Indebtedness or any Permitted Convertible Bond Indebtedness, unless and until such Indebtedness is converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Issuer, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 302 of ERISA and Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Issuer or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Issuer or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Issuer or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means (a) deposit accounts established solely as payroll, trust, employee benefit and zero balance accounts, (b) Government Receivables Accounts, (c) deposit accounts containing solely cash collateral subject to Liens permitted under Section 8.01(p), (d) (i) deposit accounts containing solely funds that are the property of customers of the HintMD Platform or OPUL (which customers are not themselves a Credit Party or an Affiliate of a Credit Party) and which consist of membership revenues for such customers and (ii) any other similar accounts containing solely cash for the benefit of such customers, in each case, which deposit or similar accounts are held by the Credit Parties in the ordinary course of business and (e) other deposit accounts, so long as at any time the aggregate balance in all such accounts does not exceed $[***].

“Excluded Property” means, with respect to any Credit Party, including any Person that becomes a Credit Party after the Closing Date as contemplated by Section 7.12, (a) any (i) fee owned real property of such Credit Party with a fair market value of less than $[***] and (ii) leasehold interest of such Credit Party in real property, (b) solely with respect to any Domestic Credit Party, any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (x) governed by the Uniform Commercial Code or (y) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Purchasers, (c) the Equity Interests of any Foreign Subsidiary or any CFC Holdco, in each case, to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (d) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Credit Party from granting any other Liens in such property, (e) any permit, lease, license, contract or other agreement if the grant of a security interest in such permit, lease, license, contract or other agreement in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (i) any such limitation described in the foregoing clause (e) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law, in each case, that has the effect of permitting the grant of a security interest and preventing any termination, acceleration or alteration of such Credit Party’s rights, titles and interests thereunder as a result of such grant of a security interest and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, permit, lease, license, contract or other agreement, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such permit, lease, license, contract or other agreement shall be automatically and simultaneously granted under the Collateral Documents and such permit, lease, license, contract or other agreement shall be included as Collateral, (f) Excluded Accounts, (g) United States intent-to-use Trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark applications under applicable federal Laws and (h) any real or personal property as to which the Required Purchasers and the Issuer agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Subsidiary” means (a) any CFC, (b) any CFC Holdco, (c) any Immaterial Subsidiary, (d) any Subsidiary with respect to which the Required Purchasers and the Issuer agree in writing that the cost, burden, difficulty or other consequences of such Subsidiary guaranteeing the Obligations are excessive in view of the benefits to be obtained by the Secured Parties therefrom and (e) any Subsidiary for which the grant or perfection of a security interest in the assets of such Subsidiary in support of, and the guaranteeing of, the Obligations would be prohibited by applicable Law in the jurisdiction of formation or incorporation of such Subsidiary (as reasonably determined by the Issuer with the consent of the Required Purchasers); provided, that, in no event shall any Eligible Foreign Subsidiary that has become a Guarantor thereafter be deemed to be, or be classified as, an “Excluded Subsidiary” for any purpose under this Agreement or any other Note Document.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments and any cash received in connection with the settlement or other resolution (including by judgment) of any litigation, arbitration or other dispute (other than to the extent (a) an amount equal to such proceeds of judgments, settlements or other resolutions or such proceeds of judgments, settlements or other resolutions have already been paid or are immediately payable to a Person that is not the Issuer or any of its Subsidiaries or Affiliates in accordance with requirements of Law, settlements of the underlying events related thereto or Contractual Obligations entered into in the ordinary course of business in effect prior to such judgment, settlement or other resolution or (b) such proceeds of judgments, settlements or other resolutions are received by the Issuer or any of its Subsidiaries as reimbursement for (i) actual losses or (ii) any out-of-pocket costs, in each case incurred or made by the Issuer and its Subsidiaries prior to the receipt thereof and directly related to the event subject to the subject judgment, settlement or other resolution); provided, that, in no event shall “Extraordinary Receipts” include (i) the proceeds of any issuance of Qualified Capital Stock by the Issuer and (ii) any working capital adjustments received in connection with Permitted Acquisitions.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Credit Party or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDA” means the United States Food and Drug Administration and any successor entity.

“FDCA” means the U.S. Food, Drug and Cosmetic Act (or any successor thereto) and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letters” means, collectively, the Agent Fee Letter and the Purchasers Fee Letter.

“Finance Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a finance lease on the balance sheet of that Person.

“First Tranche” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the First Tranche Note Purchase Commitments at such time and (b) thereafter, the aggregate principal amount of the First Tranche Notes of all First Tranche Purchasers outstanding at such time.

“First Tranche Note” has the meaning set forth in Section 2.01(a).

“First Tranche Note Purchase Commitment” has the meaning set forth in Section 2.01(a). The aggregate principal amount of the First Tranche Note Purchase Commitments of all of the First Tranche Purchasers as in effect on the Closing Date is ONE HUNDRED MILLION DOLLARS ($100,000,000).

“First Tranche Notes Issuance” means the issuance of simultaneous First Tranche Notes by the Issuer to each of the First Tranche Purchasers pursuant to Section 2.01(a).

“First Tranche Purchaser” means (a) at any time on or prior to the Closing Date, any Purchaser that has a First Tranche Note Purchase Commitment at such time and (b) at any time after the Closing Date, any Purchaser that holds one or more First Tranche Notes at such time.

“Flood Hazard Property” means any real property subject to a Mortgage that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Purchaser” means a Purchaser that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fosun” means Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd., a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free and Clear Amount” has the meaning set forth in the definition of “Specified Litigation Amount”.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (except to the extent relating to trade payables in the ordinary course of business which are not more than ninety (90) days past due after the day on which such trade account payable was created);

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created), including, without limitation, any Earn Out Obligations;

(f) the Attributable Indebtedness of Finance Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Government Receivable” means any Receivable that, consistent with the past accounting practices of the Issuer and its Subsidiaries, is initially classified as a Medicare Receivable, Medicaid Receivable or other government Receivable.

“Government Receivables Account” means an account established by a Credit Party and used for receipt of Restricted Receivables, including, without limitation, Government Receivables.

“Governmental Authority” means any applicable national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any applicable Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto and (b) each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hint” means Hint, Inc., a Delaware corporation.

“HintMD Platform” means the legacy platform of OPUL, which provides payment solutions for medical aesthetic practices.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Immaterial Subsidiary” means at any time a Subsidiary that (a) as of the last day of the fiscal quarter of the Issuer most recently ended for which the Issuer was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have (together with its Subsidiaries) assets in excess of (i) for such Subsidiary (together with its Subsidiaries), [***] percent ([***]%) of the consolidated total assets of the Issuer and its Subsidiaries at the end of such fiscal quarter and (ii) together with all other Immaterial Subsidiaries (and their respective Subsidiaries), [***] percent ([***]%) of the consolidated total assets of the Issuer and its Subsidiaries at the end of such fiscal quarter; and (b) for the period of four fiscal quarters most recently ended for which the Issuer was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have (together with its Subsidiaries) Consolidated Revenues attributable to such Subsidiary for such period in excess of (i) for such Subsidiary (together with its Subsidiaries), [***] percent ([***]%) of Consolidated Revenues for such period and (ii) together with all other Immaterial Subsidiaries (and their respective Subsidiaries), [***] percent ([***]%) of Consolidated Revenues for such period.

“IND” means (a) (i) an investigational new drug application (as defined in the FDCA) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure; and (ii) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the United States; and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) any liability of such Person in respect of the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

For the avoidance of doubt, “Indebtedness” shall not include (i) any obligations in respect of a Permitted Royalty Transaction, (ii) any issuance of warrants, (iii) prepaid or deferred revenues, liabilities associated with customer prepayments and deposits, and other accrued obligations, in each case incurred in the ordinary course of business, (iv) operating leases, (v) customary obligations under employment agreements and deferred compensation in the ordinary course of business, (vi) accruals for payroll in the ordinary course of business, and (vii) obligations or liabilities under any Permitted Equity Derivatives.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitee” has the meaning set forth in Section 11.04(b).

“Indirect Purchaser” means any Person that is not a U.S. Person and either (a) directly holds equity interests in a Purchaser that is treated as a partnership or disregarded entity for United States federal income tax purposes or (b) directly holds equity interests in a U.S. Person that is treated as a partnership or disregarded entity for U.S. federal income tax purposes that, directly, or indirectly through entities each of which is treated as a partnership or disregarded entity for U.S. federal income tax purposes, holds equity interests in a Purchaser.

“Information” has the meaning set forth in Section 11.07.

“Infringement” and “Infringes” mean the misappropriation, infringement or other violation of know-how, trade secrets, confidential information, Patents, Trademarks, Copyrights and/or other Intellectual Property.

“InnovateU” means InnovateU, P.C., a Tennessee professional corporation.

“InnovateU Services Agreement” means that certain Professional Services Agreement, dated as of August 4, 2021, by and between InnovateU and the Issuer.

“Intellectual Property” means all (a) Patents; (b) Trademarks and all applications, registrations and renewals thereof; (c) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals thereof; (d) Regulatory Authorizations; (e) Product Agreements; (f) computer software, databases, websites and domain registrations, data and documentation; (g) trade secrets and confidential information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing processes and techniques, research and development information, data and other information included in or supporting Regulatory Authorizations; (h) financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information; (i) other intellectual property or similar proprietary rights; (j) copies and tangible embodiments of any of the foregoing (in whatever form or medium); (k) any and all improvements to any of the foregoing; and (l) all exclusive and nonexclusive licenses from third parties to use any of the foregoing intellectual property or rights to use any intellectual property owned or licensed by such third parties.

“Interest Payment Date” means (a) the last Business Day of each March, June, September and December and (b) the Maturity Date.

“Interest Period” means, with respect to any Note, (a) the period commencing on (and including) the applicable issuance date of such Note and ending on (and including) the first Interest Payment Date following the issuance date of such Note, and (b) thereafter, the period beginning on (and including) the first day following the end of the preceding Interest Period and ending on the earlier of (and including) (x) the first Interest Payment Date following the Interest Payment Date on which the preceding Interest Period ended and (y) the Maturity Date.

“Interest Rate” means, for any Interest Period, a rate per annum equal to the sum of (a) seven percent (7.00%) plus (b) Adjusted Three-Month LIBOR for such Interest Period; provided, that, on any date occurring prior to the date of effectiveness of the Third Tranche Joinder Agreement, the “Interest Rate”, for any Interest Period, shall be equal to eight and one-half of one percent (8.50%) per annum.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Issuer and its Subsidiaries for the fiscal quarter ended December 31, 2021, including balance sheets and statements of operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments, but in each case not in excess of the amount of the initial Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Credit Party or any of its Subsidiaries.

“Issuer” has the meaning set forth in the introductory paragraph hereto.

“Issuer Materials” means materials and/or information provided by, or to be provided by, or on behalf of the Issuer hereunder.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Key Permits” means all applicable Permits relating to the Products, including all applicable Regulatory Authorizations, the loss of which could reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on any Product Development and Commercialization Activities associated with any Product. For the avoidance of doubt, any BLA issued by the FDA to the Issuer, any of its Subsidiaries or any of their designees for Daxi shall constitute a Key Permit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LIBOR Screen Rate” has the meaning set forth in the definition of “Three-Month LIBOR”.

“Licensee” means, with respect to Daxi, a third party to whom the Issuer or any of its Subsidiaries have granted a license or sublicense for the purpose of conducting Product Development and Commercialization Activities related to Daxi.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Make-Whole Amount” means, on any date of determination, with respect to any amount of any Note that is repaid or required to be repaid, the amount, if any, by which (a) the sum of (i) one hundred and two percent (102.00%) of the principal amount of such Note that is repaid or required to be repaid plus (ii) the present value as of such date of determination (as determined by the Required Purchasers in accordance with customary practice) of all interest that would have accrued on the principal amount of such Note that is repaid or required to be repaid through and including the first (1st) anniversary of the Notes Issuance Date with respect to such Note, computed using a discount rate equal to the Three Month Treasury Rate plus one-half of one percent (0.50%) exceeds (b) the principal amount of such Note that is repaid or required to be repaid.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, financial condition or results of operations of the Issuer and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies (taken as a whole) of the Administrative Agent or any Purchaser under any Note Document to which it is a party or a material impairment in the perfection, value or priority of the Administrative Agent’s security interests in the Collateral, (c) an impairment of the ability of any Credit Party to perform its material obligations under any Note Document to which it is a party, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Note Document to which it is a party.

“Material Contracts” means (a) each contract or other agreement to which the Issuer or any of its Subsidiaries is a party that was not made in the ordinary course of business and that is material to the Issuer and its Subsidiaries, taken as a whole, (b) each contract or other agreement to which the Issuer or any of its Subsidiaries is a party that is such as ordinarily accompanies the kind of business conducted by the Issuer and its Subsidiaries and that falls within one or more of the following categories (except where immaterial in amount or significance): (i) any contract or agreement to which directors, officers, or Affiliates are parties, other than contracts involving only the purchase or sale of current assets having a determinable market price, at such market price, (ii) any contract or agreement upon which the business of the Issuer and its Subsidiaries, taken as a whole, is substantially dependent, as in the case of continuing contracts to sell the major part of the Issuer’s or any of its Subsidiaries’ products or services or to purchase the major part of the Issuer’s or any of its Subsidiaries’ requirements of goods, services or raw materials or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which the business of the Issuer or and any of its Subsidiaries, taken as a whole, depends to a material extent, (iii) any contract or agreement calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding fifteen percent (15%) of the fixed assets of the Issuer and its Subsidiaries, on a consolidated basis or (iv) any material lease under which a part of the property described in the Issuer’s then most recent Form 10-K, Form 10-Q or Form 8-K filed with the SEC is held by the Issuer or any of its Subsidiaries, (c) each in-license and each out-license, in each case, of Intellectual Property, pertaining to Product Development and Commercialization Activities with respect to any Material Product; (d) each agreement governing any Royalty Sale Transaction of any Credit Party or any of its Subsidiaries (including, without limitation, each Royalty Transaction Document) and (e) all other contracts or agreements to which the Issuer or any of its Subsidiaries is a party, the breach, nonperformance or cancellation of which or the failure to renew could, individually or, together with its related contracts or agreements in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Material Intellectual Property” means all items of Intellectual Property owned or licensed by any Credit Party or any Subsidiary (a) that are, individually or in the aggregate, material to the business, assets, properties, liabilities (actual or contingent) or financial condition of the Issuer and its Subsidiaries or (b) the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, in each case under (a) and (b) herein excluding any over-the-counter software that is commercially available to the public.

“Material Product” means (a) Daxi, (b) all Products that are, individually or in the aggregate, material to the business, assets, properties, liabilities (actual or contingent) or financial condition of the Issuer and its Subsidiaries, (c) each “Product” (as defined in the Teoxane Agreement) and (d) each other Product the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

“Material Regulatory Authorization” means any Regulatory Authorization where the failure to possess or maintain such Regulatory Authorization, or any restriction placed thereon, in either case, could reasonably be expected, either individually or in the aggregate, to result in (a) a material adverse effect on any Product Development and Commercialization Activities associated with any Product or (b) a Material Adverse Effect.

“Maturity Date” means September 18, 2026; provided, that, in the event that the aggregate outstanding principal amount of 2027 Convertible Notes Indebtedness as of September 18, 2026 is less than $90,000,000 (and evidence as to the satisfaction of the condition set forth in this proviso, in form and substance reasonably satisfactory to the Required Purchasers, has been delivered to the Administrative Agent at least ten (10) Business Days prior to such date), the foregoing date shall be, with the prior written consent of the Required Purchasers, extended to March 18, 2028 (such extension, the “Specified Maturity Extension”); provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately preceding such date.

“Maximum Rate” has the meaning set forth in Section 11.09.

“Medicaid” means that certain means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code.

“Medicaid Receivable” means any Receivable with respect to which the obligor is a state or, to the extent provided by Law, the United States acting through a state’s Medicaid agency that arises out of charges reimbursable to the Issuer or any Subsidiary under Medicaid.

“Medical Reimbursement Programs” means a collective reference to the Medicare, Medicaid and TRICARE programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government.

“Medicare” means that certain government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Medicare Receivable” means any Receivable with respect to which the obligor is the United States that arises out of charges reimbursable to the Issuer or any Subsidiary under Medicare.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually or collectively, as the context requires, each of the mortgages, deeds of trust or deeds to secure debt executed by a Credit Party that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest of any Credit Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Issuer or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Issuer or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NDA” means a new drug application filed with the FDA pursuant to section 505(b) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization required by any country, jurisdiction or Governmental Authority other than the United States.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Credit Party or any Subsidiary in respect of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt, net of (a) reasonable direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or reasonably determined by the Issuer to be payable as a result thereof, and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt.

“Non-Consenting Purchaser” means any Purchaser that does not approve any consent, waiver or amendment that (a) requires the approval of all Purchasers or all affected Purchasers in accordance with the terms of Section 11.01 and (b) has been approved by the Required Purchasers.

“Not Otherwise Applied” means, with reference to any amount of proceeds from any issuance of Qualified Capital Stock of the Issuer, in each case, that are proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under the Note Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“Note” or “Notes” means the First Tranche Notes, the Second Tranche Notes and the Third Tranche Notes, individually or collectively, as appropriate.

“Note Documents” means this Agreement, the Disclosure Letter, the Fee Letters, each Note, each Joinder Agreement, each Collateral Document, the Third Tranche Joinder Agreement, any Royalty Intercreditor Agreement, each guaranty or guaranty supplement delivered by an Eligible Foreign Subsidiary pursuant to Section 7.12, and any other agreement, instrument or document designated by its terms as a “Note Document”.

“Note Purchase Commitment” means a First Tranche Note Purchase Commitment, a Second Tranche Note Purchase Commitment or a Third Tranche Note Purchase Commitment, as the context may require.

“Notes Issuance” means the First Tranche Notes Issuance, the Second Tranche Notes Issuance or the Third Tranche Notes Issuance, as the context may require.

“Notes Issuance Date” means (a) the Closing Date, with respect to the First Tranche Notes, (b) the Second Tranche Notes Issuance Date, with respect to the Second Tranche Notes and (c) the Third Tranche Notes Issuance Date, with respect to the Third Tranche Notes.

“Notes Issuance Notice” means a notice of a Notes Issuance pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Notes Tranche” means the First Tranche, the Second Tranche or the Third Tranche, as the context may require.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Note Document or otherwise with respect to any Note and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OPUL” means a relational commerce platform designed for medical aesthetic providers/practices, which provides payment solutions, practice management, practice reporting and insights, and customer support.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Other Rate Early Opt-in” means the Required Purchasers and the Issuer have elected to replace Three-Month LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (a) an Early Opt-in Election, and (b) Section 3.05(b)(ii) and clause (b) of the definition of “Benchmark Replacement”.

“Outstanding Amount” means with respect to any Notes on any date, the aggregate outstanding principal amount thereof after giving effect to any issuances and prepayments or repayments with respect to such Notes occurring on such date.

“Paragraph IV Certification” has the meaning specified in Section 6.17(b)(iii).

“Patents” means any patent rights of any kind, including any and all: patents, patent applications or invention disclosures, as well as all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, renewals, extensions, adjustments, restorations, supplemental protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing.

“Payor” means any third party liable for payment for health care items or services provided or performed by the Issuer or any Subsidiary, including all Medical Reimbursement Programs, private insurance companies, Blue Cross/Blue Shield, health maintenance organizations, preferred provider organizations, managed care systems and alternative delivery systems.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Issuer and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means all applicable Regulatory Authorizations, permits, licenses, registrations, certificates, accreditations, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws.

“Permitted Acquisition” means an Investment consisting of an Acquisition by a Credit Party; provided, that, (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Issuer and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (b) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Credit Party and the target of such Acquisition, (e) the Issuer shall have delivered to the Administrative Agent pro forma financial statements for the Issuer and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter end in a form reasonably satisfactory to the Required Purchasers, (f) the representations and warranties made by the Credit Parties in each Note Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (g) the aggregate consideration (including cash and non-cash consideration, deferred purchase price and any Earn Out Obligations but excluding any consideration to the extent paid (x) with Qualified Equity Issuance (Acquisition) Proceeds or (y) in the form of Qualified Capital Stock of the Issuer, in either case, so long as the Issuer shall have delivered to the Administrative Agent a certificate of a Responsible Financial Officer of the Issuer (in form and substance reasonably satisfactory to the Required Purchasers), (i) certifying that projected Consolidated EBITDA for the period of four consecutive fiscal quarters ending after the date of consummation of such Acquisition would not, in each case, be reduced after giving effect to such Acquisition on a Pro Forma Basis, (ii) attaching evidence reasonably satisfactory to the Required Purchasers demonstrating compliance with the foregoing clause (i) and (iii) in the case of Qualified Equity Issuance (Acquisition) Proceeds, certifying that such Qualified Equity Issuance (Acquisition) Proceeds are Not Otherwise Applied and such Qualified Equity Issuance (Acquisition) Proceeds were received by the Issuer in connection with an issuance of its Qualified Capital Stock) paid by the Issuer and its Subsidiaries for (A) any such Acquisition shall not exceed $[***] and (B) all such Acquisitions during the term of this Agreement shall not exceed $[***] in the aggregate.

“Permitted Convertible Bond Indebtedness” means Convertible Bond Indebtedness issued by the Issuer (and not by any other Credit Party) after the Closing Date; provided, that, (a) such Convertible Bond Indebtedness shall be unsecured, (b) no Subsidiary shall Guarantee such Convertible Bond Indebtedness, (c) such Convertible Bond Indebtedness shall not mature, and no scheduled or mandatory principal payments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments of such Convertible Bond Indebtedness shall be required at any time on or prior to the one hundred and eighty-first (181st) day after March 18, 2028 (other than customary provisions referred to in clause (e) below), (d) such Convertible Bond Indebtedness shall (i) not include covenants and defaults that are, taken as a whole, more restrictive on the Issuer and its Subsidiaries than (A) the provisions of this Agreement or (B) the provisions of the 2027 Convertible Notes Documents (as determined by the Issuer in good faith in consultation with the Required Purchasers) and (ii) have a cash interest rate of less than [***] percent ([***]%) per annum, (e) such Convertible Bond Indebtedness shall include conversion, redemption and fundamental change provisions that are customary for convertible notes issued in public or “Rule 144A” offerings of convertible notes (as determined by the Issuer in good faith in consultation with Athyrium), including provisions relating to payment of cash in lieu of fractional shares, payment of cash or a combination of cash and Qualified Capital Stock at the option of the Issuer to satisfy any conversion obligation, repurchase upon the occurrence of a fundamental change and acceleration upon an event of default, (f) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Convertible Bond Indebtedness or could result therefrom, and (g) the Issuer shall have delivered to the Administrative Agent a certificate of a Responsible Financial Officer of the Issuer certifying as to the foregoing.

“Permitted Daxi Licenses” means any exclusive outbound license of Intellectual Property by the Issuer to the extent limited to the use of Daxi outside of the United States (regardless of field of use); provided, that, (a) no Default or Event of Default shall have occurred and be continuing at the time of entry into any such license, (b) such license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the Issuer or any of its Subsidiaries, as applicable, to pledge, grant a Lien on, or assign or otherwise transfer any Intellectual Property, (c) the Issuer delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to the Administrative Agent and delivers to the Administrative Agent and the Purchasers copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, (d) any such license could not result in a legal transfer of title of the licensed property and (e) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to the Issuer or any of its Subsidiaries are paid to a Deposit Account that is governed by an Account Control Agreement.

“Permitted Equity Derivatives” means any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions relating to the Qualified Capital Stock of the Issuer entered into in connection with Permitted Convertible Bond Indebtedness or 2027 Convertible Notes Indebtedness for bona fide hedging purposes and not for speculative purposes, including without limitation, those certain confirmations relating to Base Call Option Transactions dated February 11, 2020 and Additional Call Option Transactions dated February 12, 2020 with JPMorgan Chase Bank, National Association and Goldman Sachs & Co. LLC; provided, that, the aggregate purchase price for any Permitted Equity Derivatives shall not exceed [***] ([***]%) of the gross proceeds from any related Permitted Convertible Bond Indebtedness or 2027 Convertible Notes Indebtedness, as the case may be.

“Permitted Fosun License” means the grant by the Issuer to Fosun of exclusive rights to develop and commercialize Daxi in mainland China, Hong Kong and Macau, pursuant to that certain License Agreement dated as of December 4, 2018 between the Issuer and Fosun.

“Permitted Licenses” means (a) non-exclusive licenses for the use of the Intellectual Property of the Issuer or any of its Subsidiaries entered into in the ordinary course of business and not interfering with the business of the Issuer and its Subsidiaries or the Product Development and Commercialization Activities of the Issuer and its Subsidiaries with respect to any Product; and (b) exclusive outbound licenses by the Issuer or any of its Subsidiaries for the use of Intellectual Property (excluding Intellectual Property related to or covering Daxi) outside of the United States, provided that, (i) no Default or Event of Default shall have occurred and be continuing at the time of entry into any such exclusive license, (ii) such exclusive license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the Issuer or any of its Subsidiaries, as applicable, to pledge, grant a Lien on, or assign or otherwise transfer any Intellectual Property, (iii) the Issuer delivers [***] days’ prior written notice and a brief summary of the terms of the proposed exclusive license to the Administrative Agent and delivers to the Administrative Agent and the Purchasers copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, (iv) any such exclusive license could not result in a legal transfer of title of the licensed Intellectual Property, and (v) all upfront payments, royalties, milestone payments or other proceeds arising from the exclusive license that are payable to the Issuer or any of its Subsidiaries are paid to a Deposit Account that is governed by an Account Control Agreement or similar agreement.

“Permitted Liens” means, at any time, Liens in respect of property of any Credit Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Royalty Transaction” means a Royalty Sale Transaction involving the sale of Royalty Assets related to Daxi Aesthetic Net Product Sales provided, that, (a) the purchase price for such Royalty Assets shall not be less than $[***] for each [***]% of worldwide Daxi Aesthetic Net Product Sales sold in such Royalty Sale Transaction (as determined in good faith by the Issuer in the case of a Royalty Sale Transaction involving only certain jurisdictions, based on projected sales in such jurisdiction), (b) the weighted average royalty rate for all Permitted Royalty Transactions shall not exceed [***]% of worldwide Daxi Aesthetic Net Product Sales (as determined in good faith by the Issuer based on projected sales at the time of each Permitted Royalty Transaction), (c) such Royalty Sale Transaction shall be structured as a “true sale” of Royalty Assets and be accompanied by a legal opinion from reputable counsel of national standing as to the “true sale” nature of such Royalty Sale Transaction in form and substance reasonably satisfactory to the Required Purchasers (provided that nothing herein shall require such Royalty Sale Transaction to qualify for sale accounting treatment), and (d) the terms of such Royalty Sale Transaction shall otherwise comply with the Royalty Sale Transaction Restrictions.

“Permitted Viatris License” means the grant by the Issuer to Mylan Ireland Ltd. of exclusive rights to develop, manufacture and commercialize an onabotulinumtoxinA biosimilar, pursuant to that certain Collaboration and License Agreement dated as of February 28, 2018 between the Issuer and Mylan Ireland Ltd., as amended by that certain Amendment #1 to the Collaboration and License Agreement, dated as of August 22, 2019 pursuant to which the Issuer will collaborate with Viatris Inc. (formerly Mylan N.V.) exclusively, on a world-wide basis (excluding Japan), to develop, manufacture and commercialize a biosimilar to the branded biologic product (onabotulinumtoxinA) marketed as BOTOX®.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated organization, joint venture, association, company, partnership, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Personal Information” means all information regarding natural Persons the collection, use, or disclosure of which is subject to applicable Privacy Laws.

“PHSA” means the Public Health Service Act (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Issuer or any ERISA Affiliate or any such Plan to which the Issuer or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means that certain pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Credit Parties, as amended or modified from time to time in accordance with the terms hereof.

“Privacy Laws” means all Laws applicable to the privacy or security of individually identifiable information of any patient or individual, including without limitation HIPAA and the EU General Data Protection Regulation (EU) 2016/679 (GDPR).

“Pro Forma Basis” means, with respect to any Acquisition, that such Acquisition shall be deemed to have occurred on and as of the first day of the most recently completed four (4) fiscal quarter period for which the Credit Parties have delivered financial statements to the Administrative Agent and the Purchasers pursuant to Section 5.01(c) or Section 7.01 and, in connection with the foregoing, income statement items (whether positive or negative) attributable to the target of such Acquisition shall be included in the results of the Credit Parties and their Subsidiaries for such period.

“Product” means any current or future service or product researched, designed, developed, manufactured, licensed, marketed, advertised, sold, offered for sale, performed, distributed, tested, provided or commercialized by the Issuer or any Subsidiary, including any such product in development or which may be developed, including those products set forth on Schedule 1.01 to the Disclosure Letter (as supplemented from time to time in accordance with the terms of this Agreement); provided, that, if the Credit Parties shall fail to comply with their obligations under this Agreement to give notice to the Administrative Agent and supplement Schedule 1.01 to the Disclosure Letter prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, pharmaceutical companies, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity.

“Product Authorizations” means any and all applicable approvals, licenses, notifications, registrations or authorizations of any Governmental Authority for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or commercialization of a Product in any country or jurisdiction, including without limitation registration and listing, BLAs, INDs, NDAs, ANDAs and similar applications.

“Product Collateral” means the Issuer’s rights, title and interests in (a) Daxi (including all inventory of Daxi), (b) the Product Rights owned, licensed or otherwise held by the Issuer, and (c) any proceeds from property described in either of the foregoing clauses (a) or (b), including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Daxi by the Issuer or its Licensees.

“Product Development and Commercialization Activities” means, with respect to any Product, one or any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit such Product.

“Product Rights” means any and all rights in Intellectual Property owned or licensed by any Credit Party or Subsidiary related to Daxi or Product Development and Commercialization Activities related to Daxi.

“Public Issuer Materials” has the meaning set forth in Section 7.02.

“Purchasers” means each of the Persons identified as a “Purchaser” on the signature pages hereto and their successors and assigns.

“Purchasers Fee Letter” means that certain letter agreement dated as of the Closing Date among the Issuer, on the one hand, and the Purchasers and/or one or more of their respective Affiliates, on the other hand.

“Purchasing Office” means, as to any Purchaser, the office address of such Purchaser and, as appropriate, account of such Purchaser set forth on Schedule 11.02 or such other address or account as such Purchaser may from time to time notify the Issuer and the Administrative Agent.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified Equity Issuance (Litigation)” means, with respect to any Specified Litigation, any issuance of the Issuer’s Qualified Capital Stock occurring on or after the date that is six (6) months prior to the final settlement, final non-appealable judgment or other final resolution of such Specified Litigation.

“Qualified Equity Issuance (Acquisition) Proceeds” means the net cash proceeds received by the Issuer from any issuance of the Issuer’s Qualified Capital Stock; provided, that, such net cash proceeds are Not Otherwise Applied.

“Qualified Equity Issuance (Litigation) Proceeds” means, with respect to any Specified Litigation, the net cash proceeds received by the Issuer from any Qualified Equity Issuance (Litigation) in connection therewith; provided, that, a Responsible Financial Officer of the Issuer shall have delivered a certificate to the Administrative Agent (in form and substance reasonably satisfactory to the Required Purchasers) certifying that (a) such net cash proceeds are Not Otherwise Applied and (b) such net cash proceeds were received by the Issuer in connection with a Qualified Equity Issuance (Litigation) with respect to such Specified Litigation.

“Real Property Security Documents” means with respect to the fee interest of any Credit Party in any real property:

(a) a fully executed and notarized Mortgage encumbering the fee interest of such Credit Party in such real property;

(b) if requested by the Administrative Agent in its reasonable discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be reasonably sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11, 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c) ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent (at the direction of the Required Purchasers);

(d) (i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Credit Party relating thereto) and (ii) if such real property is a Flood Hazard Property, (A) notices to (and confirmations of receipt by) such Credit Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (B) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent (at the direction of the Required Purchasers);

(e) if requested by the Administrative Agent (at the direction of the Required Purchasers in their reasonable discretion), an environmental assessment report as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent (at the direction of the Required Purchasers);

(f) if requested by the Administrative Agent (at the direction of the Required Purchasers in their reasonable discretion), evidence reasonably satisfactory to the Required Purchasers that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g) opinion of legal counsel to the Credit Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Purchaser, in form and substance reasonably acceptable to the Administrative Agent.

“Receivables” means all customer accounts existing or hereafter created, any and all rights to receive payments due on such accounts from any customer or Payor under or in respect of such account to the extent not evidenced by an instrument or chattel paper, and all proceeds of, or in any way derived from, any of the foregoing, whether directly or indirectly (including all interest, finance charges and other amounts payable by the obligor in respect thereof).

“Recipient” means the Administrative Agent, any Purchaser, and any other recipient of any payment by or on account of any obligation of any Credit Party under any Note Document.

“Register” has the meaning set forth in Section 11.06(c).

“Regulatory Agencies” means any applicable Governmental Authority that has jurisdiction over the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product, including CMS, FDA, DEA, and all comparable agencies in other jurisdictions, and includes Standard Bodies.

“Regulatory Authorizations” means all applicable approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, licenses and permits granted by, submitted to or filed with any Regulatory Agencies, including all Product Authorizations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Purchasers” means, at any time, Purchasers having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Purchasers. The Total Credit Exposure of any Defaulting Purchaser shall be disregarded in determining Required Purchasers at any time.

“Rescindable Amount” has the meaning set forth in Section 2.11(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Financial Officer” means the chief executive officer, president, chief financial officer or treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Financial Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Financial Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01, 7.12(a)(ii) or 7.12(b), the secretary or any assistant secretary of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of Credit Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Credit Parties, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Issuer and its Subsidiaries as determined in accordance with GAAP or (b) are subject to any Lien in favor of any Person (other than bankers’ liens and rights of setoff) other than the Administrative Agent for the benefit of the Secured Parties.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any Subsidiary, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any Subsidiary, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Credit Party or any Subsidiary, now or hereafter outstanding and (d) any payment made to any “buyer” (or other comparable term) in connection with any Royalty Sale Transaction (including, without limitation, any payment made to a Buyer in connection with a Permitted Royalty Transaction).

“Restricted Receivables” means any account receivables generated by the Issuer or any Subsidiary from a line of business permitted under the Note Documents, including any Receivables which, due to the requirements of applicable Laws, may not be paid by the payor into an account which is subject to an Account Control Agreement.

“Revenue Participation Right” means the right to receive the Daxi Royalty Payments.

“Royalty Assets” means royalties, Receivables, payment intangibles and/or revenues from time to time originated, acquired or otherwise owned by the Issuer and its Subsidiaries.

“Royalty Intercreditor Agreement” means an intercreditor agreement by and among the Administrative Agent and a Buyer, in form and substance acceptable to the Required Purchasers in their sole and absolute discretion, and acknowledged and agreed to by the Issuer and the Guarantors as the same may be amended, amended and restated, supplemented and otherwise modified from time to time in accordance with the terms thereof, which establishes, among other things, the relative priority of any Liens in any assets of any Credit Parties granted to a Buyer in connection with a Permitted Royalty Transaction or Liens granted to the Administrative Agent in connection with the transactions contemplated by this Agreement and the other Note Documents.

“Royalty Sale Transaction” means any transaction consisting of the sale of Royalty Assets (including any so-called synthetic royalty financings).

“Royalty Sale Transaction Restrictions” means, with respect to any Royalty Sale Transaction, that such Royalty Sale Transaction, (a) shall not have or provide for any (i) redemption or buy-back obligations or any financial covenants (but, in any event, shall permit the Indebtedness and other Obligations pursuant to the Note Documents), (ii) Lien on any asset of the Issuer or any of its Subsidiaries, except a Back-Up Security Interest in the Royalty Assets and Revenue Participation Right subject to such Royalty Sale Transaction and a Back-Up Security Interest in the Product Collateral, subject to the execution and delivery of a Royalty Intercreditor Agreement, or (iii) negative pledge restricting incurrence of any Lien on any asset of the Issuer or any of its Subsidiaries or other restrictions on making Restricted Payments to any Credit Party, paying Indebtedness or other obligations owed to any Credit Party, making loans or advances to any Credit Party, transferring any of its property to any Credit Party, or either pledging its property pursuant to or acting as a Credit Party pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extensions thereof (except that such Royalty Sale Transaction may contain a customary negative pledge on the applicable Revenue Participation Right or a negative pledge and other reasonable restrictions on the Credit Parties’ ability to dispose of Product Collateral and other assets related to Daxi subject to such Royalty Sale Transaction), (b) shall not be structured in a manner that adversely affects the Issuer’s or any Subsidiary’s receipt of proceeds of Daxi product sales (including without limitation the Daxi Aesthetic Net Product Sales), except the sale of the Revenue Participation Right, and (c) shall be subject at all times to a Royalty Intercreditor Agreement, and any successor or permitted assignee of the purchaser or buyer under the applicable Royalty Transaction Documents shall be required to become a party to the applicable Royalty Intercreditor Agreement in accordance with the terms thereof concurrently with such succession or assignment.

“Royalty Transaction Documents” means the documents governing or evidencing any Royalty Sale Transaction and any applicable Royalty Intercreditor Agreement related to such Royalty Sale Transaction.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Safety Notice” means any applicable product recall, field notification, safety alert, correction, notice regarding a post-marketing requirement or post-marketing commitment study or clinical trial, withdrawal, warning, “dear doctor” letter, investigator notice, “serious adverse event” report, clinical hold, marketing suspension, removal, label change request or the like.

“Sale and Leaseback Transaction” means, with respect to any Credit Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Credit Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, that, customary unsecured embedded lease obligations contained in agreements with contract manufacturers entered into in the ordinary course of business consistent with past practices shall not be deemed Sale and Leaseback Transactions.

“Sanction(s)” means any applicable sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Tranche” means, at any time, (a) during the Second Tranche Availability Period, the aggregate amount of the Second Tranche Note Purchase Commitments at such time and (b) thereafter, the aggregate principal amount of the Second Tranche Notes of all Second Tranche Purchasers outstanding at such time.

“Second Tranche Availability Period” means the period from and after the Closing Date to the earliest of (a) September 18, 2023, (b) the date of termination of the Second Tranche Note Purchase Commitments pursuant to Section 2.04 and (c) the date of termination of the Second Tranche Note Purchase Commitments pursuant to Section 9.02.

“Second Tranche Note” has the meaning set forth in Section 2.01(b).

“Second Tranche Note Purchase Commitment” has the meaning set forth in Section 2.01(b). The aggregate principal amount of the Second Tranche Note Purchase Commitments of all of the Second Tranche Purchasers as in effect on the Closing Date is ONE HUNDRED MILLION DOLLARS ($100,000,000).

“Second Tranche Purchase Condition” means the condition that the Issuer shall have delivered (prior to the date that any purchase of the Second Tranche Notes is requested in accordance with Section 2.02(a)) to the Administrative Agent (a) a certificate of a Responsible Officer of the Issuer (in form and substance reasonably satisfactory to the Second Tranche Purchasers) certifying that (i) at least fifteen (15) days have elapsed since the FDA approved the Issuer’s BLA for Daxi for the treatment of moderate to severe glabellar lines and (ii) (A) [***] and (B) [***] and (b) evidence reasonably satisfactory to the Second Tranche Purchasers demonstrating compliance with the requirements in the foregoing clauses (a)(i) and (a)(ii).

“Second Tranche Notes Issuance” means an issuance of simultaneous Second Tranche Notes by the Issuer to each of the Second Tranche Purchasers pursuant to Section 2.01(b).

“Second Tranche Notes Issuance Date” has the meaning set forth in Section 2.01(b).

“Second Tranche Purchaser” means (a) at any time during the Second Tranche Availability Period, any Purchaser that has a Second Tranche Note Purchase Commitment at such time and (b) at any time thereafter, any Purchaser that holds one or more Second Tranche Notes at such time.

“Secured Parties” means, collectively, the Administrative Agent, the Purchasers, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Credit Parties, as amended or modified from time to time in accordance with the terms hereof.

“Service Segment Business” means the business of the Issuer that includes the development and commercialization of the HintMD Platform, OPUL and any product, service or line of business that is reasonably related to or reasonably necessary for such development or commercialization.

“Social Security Act” means the Social Security Act of 1965.

“SOFR” has the meaning specified in the definition of Term SOFR.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“SOFR Early Opt-in” means the Required Purchasers and the Issuer have elected to replace Three-Month LIBOR pursuant to (a) an Early Opt-in Election, and (b) Section 3.05(b)(i) and clause (a) of the definition of “Benchmark Replacement”.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Litigation Amount” means, [***]

“Specified Litigation” means [***]

“Specified Maturity Extension” has the meaning set forth in the definition of “Maturity Date”.

“Specified OPUL Disposition” means any Disposition (or series of related Dispositions), directly or indirectly, of (a) all or substantially all of the Equity Interests of Hint, (b) all or substantially all of the assets of Hint, (c) OPUL or (d) all or substantially all of the Intellectual Property associated with OPUL.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer. InnovateU shall not be deemed a Subsidiary for purposes of this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that, Swap Contracts shall not include the 2027 Convertible Notes Indebtedness, any Permitted Convertible Bond Indebtedness or any Permitted Equity Derivatives.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Purchaser or any Affiliate of a Purchaser).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Systems” means any device or combination thereof that contains data and Personal Information, including any physical and electronic data information storage services and systems and in particular those that use, access, store or disclose Personal Information.

“Taxes” has the meaning set forth in Section 3.01(a).

“Teoxane Agreement” means that certain Exclusive Distribution Agreement, dated as of January 10, 2020, by and between Teoxane SA, a Swiss share corporation, and the Issuer.

“Term SOFR” means, for the applicable Corresponding Tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two (2) Available Tenors of the applicable Benchmark Replacement, the Corresponding Tenor of the shorter duration shall be applied), the forward-looking term rate based on the secured overnight financing rate (“SOFR”) that has been selected or recommended by the Relevant Governmental Body.

“Third Party” means any Person other than the Issuer or any Subsidiary or Affiliate thereof.

“Third Tranche” means, at any time, (a) during the Third Tranche Availability Period, the aggregate amount of the Third Tranche Note Purchase Commitments at such time and (b) thereafter, the aggregate principal amount of the Third Tranche Notes of all Third Tranche Purchasers outstanding at such time.

“Third Tranche Availability Period” means the period from and after the date of effectiveness of the Third Tranche Joinder Agreement to the earliest of (a) the applicable date set forth in the Third Tranche Joinder Agreement as the expiration date for the Third Tranche Note Purchase Commitments, (b) the date of termination of the Third Tranche Note Purchase Commitments pursuant to Section 2.04 and (c) the date of termination of the Third Tranche Note Purchase Commitments pursuant to Section 9.02.

“Third Tranche Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit G, executed and delivered in accordance with the provisions of Section 2.13.

“Third Tranche Note” has the meaning set forth in Section 2.01(c).

“Third Tranche Note Purchase Commitment” means, as to each Third Tranche Purchaser, its commitment to purchase a Third Tranche Note, in the principal amount set forth opposite such Third Tranche Purchaser’s name in the Third Tranche Joinder Agreement. The aggregate principal amount of the Third Tranche Note Purchase Commitments of all of the Third Tranche Purchasers shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000).

“Third Tranche Notes Issuance” means an issuance of simultaneous Third Tranche Notes by the Issuer to each of the Third Tranche Purchasers pursuant to Section 2.01(c).

“Third Tranche Notes Issuance Date” has the meaning set forth in Section 2.01(c).

“Third Tranche Purchase Conditions” means the conditions that (a) the Issuer shall have delivered (prior to the date that any purchase of the Third Tranche Notes is requested in accordance with Section 2.02(a)) to the Administrative Agent (i) a certificate of a Responsible Financial Officer of the Issuer (in form and substance reasonably satisfactory to the Required Purchasers), certifying that (A) Consolidated Daxi Net Product Sales, for any consecutive twelve (12) month period preceding the date that the applicable purchase of Third Tranche Notes is requested to be made, were at least $50,000,000, (B) the Amortization Trigger shall not have occurred prior to the date that a Notes Issuance Notice with respect to the Third Tranche is delivered by the Issuer to the Administrative Agent and (C) (I) [***] and (II) [***], (ii) evidence reasonably satisfactory to the Third Tranche Purchasers demonstrating compliance with the requirements in the foregoing clause (a)(i) and (iii) the financial statements required to be delivered pursuant to Section 7.01 or such other financial statements as are reasonably satisfactory to the Required Purchasers for such consecutive twelve (12) month period (and such other supporting documentation as the Required Purchasers shall reasonably request) and (b) the Second Tranche Notes Issuance shall have been consummated prior to the date that a Notes Issuance Notice with respect to the Third Tranche is delivered by the Issuer to the Administrative Agent.

“Third Tranche Purchaser” means each of the Persons identified as a “Third Tranche Purchaser” in the Third Tranche Joinder Agreement, together with their respective successors and assigns.

“Three-Month LIBOR” means, with respect to any Interest Period, a rate per annum equal to the greater of (a) one and one-half of one percent (1.50%) per annum and (b) the three-month London Interbank Offered Rate (or a comparable or successor rate that gives due consideration to the then prevailing rate used by commercial banks in the United States which rate is reasonably determined by the Required Purchasers) for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Administrative Agent from the appropriate Bloomberg or Telerate screen page selected by the Administrative Agent and the Required Purchasers (or any successor thereto or similar source reasonably determined by the Administrative Agent and the Required Purchasers from time to time) (the “LIBOR Screen Rate”), two (2) Business Days prior to the first Business Day of such Interest Period and rounded up to the nearest one-sixteenth (1/16th) of one percent (1%). The Administrative Agent’s determination of interest rates shall be determinative in the absence of manifest error.

“Three Month Treasury Rate” means, as of any date of determination, the weekly average yield as of such date of determination of actually traded United States Treasury securities adjusted to a constant maturity of three (3) months (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two (2) Business Days prior to such date of determination (or, if such Federal Reserve Statistical Release H.15(519) is no longer published, any publicly available source of similar market data)). For the avoidance of doubt, this calculation is based on yields on actively traded non-inflation-indexed issues adjusted to constant maturities.

“Threshold Amount” means $[***].

“Total Credit Exposure” means, as to any Purchaser at any time, the unused Note Purchase Commitments of such Purchaser and the Outstanding Amount of all Notes of such Purchaser at such time.

“Trademarks” means any statutory or common law trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin or identifies the goods and services of one provider from another, and all applications and registrations therefor, together with all of the goodwill associated therewith.

“Tranche” means the First Tranche, the Second Tranche or the Third Tranche, as the context may require.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“TRICARE” means the health care program of the United States Department of Defense Military Health System.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Note Documents relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time, cash (which shall include, for the avoidance of doubt, cash of the Credit Parties in deposit accounts) and Cash Equivalents of the Credit Parties (without duplication) that are not Restricted at such time.

“U.S. Person” means any “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Issuer directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Issuer. Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Issuer.

“Withholding Agent” means any Credit Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Credit Party under any Note Document.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Note Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Note Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Note Document, shall be construed to refer to such Note Document in its entirety and not to any particular provision thereof, (iv) all references in any Note Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Note Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Issuer in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Issuer and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Issuer or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by the Issuer to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).

(b) Changes in GAAP. The Issuer will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Note Document, and either the Issuer or the Required Purchasers shall so request, the Administrative Agent, the Purchasers and the Issuer shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Purchasers); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Issuer shall provide to the Administrative Agent and the Purchasers financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

(c) Calculations. For purposes of all calculations hereunder, the principal amount of Convertible Bond Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.

(d) Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Issuer and its Subsidiaries or to the determination of any amount for the Issuer and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Issuer is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05 Division.

Any reference herein or in any other Note Document to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under each other Note Document (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE II

THE NOTE PURCHASE COMMITMENTS

2.01 Note Purchase Commitments.

(a) First Tranche Notes. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Credit Parties set forth herein, each First Tranche Purchaser severally and not jointly agrees to purchase from the Issuer on the Closing Date, and the Issuer agrees to issue to each such First Tranche Purchaser, a note substantially in the form of Exhibit C-1 (each a “First Tranche Note” and collectively, the “First Tranche Notes”) in the amount set forth opposite such First Tranche Purchaser’s name in Schedule 2.01 under the heading “First Tranche Note Purchase Commitment” (such amount being referred to herein as such First Tranche Purchaser’s “First Tranche Note Purchase Commitment”). The First Tranche Notes Issuance shall consist of First Tranche Notes simultaneously issued by the Issuer to each of the First Tranche Purchasers in accordance with their respective First Tranche Note Purchase Commitments. Amounts which are repaid on the First Tranche Notes may not be reborrowed.

(b) Second Tranche Notes. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Credit Parties set forth herein, each Second Tranche Purchaser severally and not jointly agrees to purchase from the Issuer, on any Business Day during the Second Tranche Availability Period, and the Issuer agrees to issue to each such Second Tranche Purchaser on such date (such date, the “Second Tranche Notes Issuance Date”), a note substantially in the form of Exhibit C-2 (each a “Second Tranche Note” and collectively, the “Second Tranche Notes”) in an amount with respect to each Second Tranche Purchaser not to exceed the amount set forth opposite such Second Tranche Purchaser’s name in Schedule 2.01 under the heading “Second Tranche Note Purchase Commitment” (such amount being referred to herein as such Second Tranche Purchaser’s “Second Tranche Note Purchase Commitment”); provided, that, on or prior to the applicable Business Day, the Second Tranche Purchase Condition shall have been satisfied; provided, further, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Second Tranche Notes Issuance during the term of this Agreement. The Second Tranche Notes Issuance shall consist of Second Tranche Notes simultaneously issued by the Issuer to each of the Second Tranche Purchasers in accordance with their respective Second Tranche Note Purchase Commitments. Amounts which are repaid on the Second Tranche Notes may not be reborrowed.

(c) Third Tranche Notes. Subject to Section 2.13 and the other terms and conditions set forth herein (it being understood and agreed, for the avoidance of doubt, that no Purchaser shall have any Third Tranche Note Purchase Commitment unless and until such Purchaser agrees thereto in the Third Tranche Joinder Agreement) and in reliance upon the representations and warranties of the Credit Parties set forth herein, each Third Tranche Purchaser severally and not jointly agrees to purchase from the Issuer, on any Business Day during the Third Tranche Availability Period, and the Issuer agrees to issue to each such Third Tranche Purchaser on such date (such date, the “Third Tranche Notes Issuance Date”), a note substantially in the form of Exhibit C-3 (each a “Third Tranche Note” and collectively, the “Third Tranche Notes”) in an amount equal to such Third Tranche Purchaser’s Third Tranche Note Purchase Commitment; provided, that, on or prior to the applicable Business Day, the Third Tranche Purchase Conditions shall have been satisfied; provided, further, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Third Tranche Notes Issuance during the term of this Agreement. The Third Tranche Notes Issuance shall consist of Third Tranche Notes simultaneously issued by the Issuer to each of the Third Tranche Purchasers in accordance with their respective Third Tranche Note Purchase Commitments. Amounts which are repaid on the Third Tranche Notes may not be reborrowed.

(d) Offer of Notes; Private Offering. Subject to the accuracy of each Purchaser’s several (and not joint) representations and warranties in Section 11.20, the Issuer represents and warrants to the Administrative Agent and each of the Purchasers that:

(i) as of the commencement of the offer of the Notes, and during the six (6) month period immediately preceding such offer, and concurrently with the offering of the Notes, neither the Issuer nor any of its “Affiliates” (as defined in Rule 501 of Regulation D promulgated by the SEC pursuant to the Securities Act) nor any Person acting on its or any of their behalf, directly or indirectly, offered any securities of the same or a similar class as the Notes or any part thereof or any similar securities for issue or sale to, or solicited any offer to buy any of the same from, any Person other than the Purchasers;

(ii) neither the Credit Parties nor any of their representatives or Affiliates has engaged in any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated by the SEC pursuant to the Securities Act or the Exchange Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act in connection with the offer or sale of the Notes;

(iii) no registration of the Notes pursuant to the provisions of the Securities Act or any “blue sky” laws of any state will be required for the offer, sale or issuance of the Notes by the Issuer pursuant to this Agreement and the Issuer has not taken, and will not take, any action which would require the issuance and sale of the Notes to be registered under the Securities Act or the registration or qualification provisions of any “blue sky” laws of any state or the securities law of any other jurisdiction;

(iv) except as has been disclosed to the Purchasers prior to the Closing Date, the Issuer has not dealt with or paid any compensation to any broker, finder, commission agent or other Person (other than the Purchasers) in connection with the sale of the Notes and/or the other transactions contemplated by the Note Documents;

(v) except as has been disclosed to the Purchasers prior to the Closing Date, the Issuer is not under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the sale of the Notes and/or the other transactions contemplated by the Note Documents;

(vi) the Notes are being offered and sold only to “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) and to persons pursuant to Rule 701 under the Securities Act; and

(vii) the Notes are eligible for resale pursuant to Rule 144A and will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

2.02 Notes Issuances.

(a) Each Notes Issuance shall be made upon the Issuer’s irrevocable notice (in the form of a written Notes Issuance Notice, appropriately completed and signed by a Responsible Officer of the Issuer) to the Administrative Agent requesting that the Appropriate Purchasers purchase the First Tranche Notes, the Second Tranche Notes or the Third Tranche Notes (as the case may be), which must be given not later than (x) 1:00 p.m. one (1) day prior to the Closing Date, in the case of the First Tranche Notes Issuance, and (y) 9:00 a.m. on the date at least fifteen (15) Business Days in advance of the requested date of the Second Tranche Notes Issuance or the Third Tranche Notes Issuance. Each Notes Issuance Notice shall specify (i) the requested date of the Notes Issuance (which shall be a Business Day) and (ii) the principal amount of the Notes to be issued. For the avoidance of doubt, the First Tranche Notes Issuance shall be in the aggregate principal amount of $100,000,000, the Second Tranche Notes Issuance shall be in an aggregate principal amount of $100,000,000 and the Third Tranche Notes Issuance shall be in the amount set forth in the Third Tranche Joinder Agreement but, in any event, in a maximum aggregate principal amount of $100,000,000.

(b) Following receipt of a Notes Issuance Notice for a Tranche, the Administrative Agent shall promptly notify each Appropriate Purchaser of the amount of its Applicable Percentage under such Tranche of the applicable Notes. Each Appropriate Purchaser shall make the amount required to purchase its Note available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notes Issuance Notice. Upon satisfaction of the conditions set forth in Sections 5.02 (and, if such Notes Issuance is the First Tranche Notes Issuance, Section 5.01), the Administrative Agent shall make all funds so received available to the Issuer in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Issuer.

2.03 Prepayments.

(a) Voluntary Prepayments. Subject to the payment of any repayment premium as required under Section 2.03(e), the exit fee required under Section 2.07(b) and any other fees or amounts payable hereunder at such time, the Issuer may, upon written notice from the Issuer to the Administrative Agent, voluntarily prepay the Notes, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment and (ii) any such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Issuer, the Issuer shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (x) all accrued interest on the principal amount of the Notes prepaid, (y) the repayment premium required under Section 2.03(e) and the exit fee required under Section 2.07(b) and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. Each such prepayment shall be applied first, to outstanding Third Tranche Notes (if any), second, to outstanding Second Tranche Notes and third, to outstanding First Tranche Notes. Each such prepayment shall be applied to the Notes of the Purchasers in accordance with their respective Applicable Percentages in respect of each of the relevant Tranches.

(b) Mandatory Prepayments of Notes.

(i) Dispositions and Involuntary Dispositions. The Issuer shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Credit Party or any Subsidiary of a Credit Party of Net Cash Proceeds of (A) any Disposition (other than a Specified OPUL Disposition) or Involuntary Disposition (other than any Net Cash Proceeds received by any Credit Party or any Subsidiary from any Permitted Royalty Transaction) prepay the Notes in an aggregate amount equal to 100% of such Net Cash Proceeds plus the repayment premium required by Section 2.03(e) and the exit fee required by Section 2.07(b); provided, however, that, so long as no Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so prepaid if, at the election of the Issuer (as notified by the Issuer to the Administrative Agent in writing on or prior to the date on which such prepayment would be required) such Net Cash Proceeds are reinvested in Eligible Assets within one hundred eighty (180) days of the date of such Disposition or Involuntary Disposition; provided, further, that, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately applied to prepay the Notes as described above and (B) any Specified OPUL Disposition prepay the Notes in an aggregate amount equal to 100% of such Net Cash Proceeds plus the repayment premium required by Section 2.03(e) and the exit fee required by Section 2.07(b). Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.

(ii) Extraordinary Receipts. The Issuer shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Credit Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipt, prepay the Notes in an aggregate amount equal to 100% of such Net Cash Proceeds plus the repayment premium required by Section 2.03(e) and the exit fee required by Section 2.07(b); provided, however, that, so long as no Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so prepaid if, at the election of the Issuer (as notified by the Issuer to the Administrative Agent in writing on or prior to the date on which such prepayment would be required) such Net Cash Proceeds are reinvested in Eligible Assets within one hundred eighty (180) days of the date of such Extraordinary Receipt; provided, further, that, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately applied to prepay the Notes as described above. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

(iii) Debt Issuance. The Issuer shall immediately upon the receipt by any Credit Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Notes in an aggregate amount equal to 100% of such Net Cash Proceeds plus the repayment premium required by Section 2.03(e) and the exit fee required by Section 2.07(b). Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv) Application of Mandatory Prepayments. All payments under this Section 2.03(b) shall be applied first to all fees (other than, for the avoidance of doubt, exit fees required by Section 2.07(b)), costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Obligations: default interest, if any, repayment premium required by Section 2.03(e) and exit fee required by Section 2.07(b), accrued interest and principal. Each such prepayment shall be applied first, to outstanding Third Tranche Notes (if any), second, to outstanding Second Tranche Notes and third, to outstanding First Tranche Notes. Each such prepayment shall be applied to the Notes of the Purchasers in accordance with their respective Applicable Percentages in respect of each of the relevant Tranches.

(c) Change of Control. Upon the occurrence of a Change of Control, the Issuer shall, at the direction of the Required Purchasers, and may, at its option upon three (3) Business Days prior written notice from the Issuer to the Administrative Agent, prepay the Outstanding Amount of the Notes together with all accrued and unpaid interest thereon plus the repayment premium required by Section 2.03(e) and the exit fee required by Section 2.07(b) plus all other Obligations. Each such direction or notice shall specify the date and amount of such prepayment. If such direction or notice is given, the Issuer shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment under this Section 2.03(c) shall be applied to the Notes of the Purchasers in accordance with their respective Applicable Percentages.

(d) [***].

(e) Repayment Premiums. Notwithstanding anything to the contrary in this Agreement or any other Note Document, if all or any portion of the principal amount of any Notes are repaid, or required to be repaid, pursuant to this Section 2.03, Article IX or otherwise (excluding, for the avoidance of doubt, payments made, or required to be made, by the Issuer pursuant to Section 2.05), then, in all cases, the Issuer shall pay to the Purchasers, for their respective ratable accounts, at the Administrative Agent’s Office, on the date on which such repayment is paid or required to be paid, in addition to the other Obligations so repaid or required to be repaid, a repayment premium equal to: (i) with respect to any repayment paid or required to be paid on or prior to the first (1st) anniversary of the Notes Issuance Date with respect to such Notes, an amount equal to the Make-Whole Amount with respect to such repayment, (ii) with respect to any repayment paid or required to be paid after the first (1st) anniversary of the Notes Issuance Date with respect to such Notes but on or prior to the second (2nd) anniversary of the Notes Issuance Date with respect to such Notes, two percent (2.00%) of the principal amount of such Notes that is repaid or required to be repaid and (iii) with respect to any repayment paid or required to be paid thereafter, zero percent (0.00%) of the principal amount of such Notes that is repaid or required to be repaid.

2.04 Termination of Note Purchase Commitments.

(a) Voluntary. The Issuer may, upon written notice to the Administrative Agent during the Second Tranche Availability Period, terminate in full the Second Tranche Note Purchase Commitments; provided, that: any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five (5) Business Days prior to the date of termination. Upon any termination of the Second Tranche Note Purchase Commitments, the Second Tranche Note Purchase Commitments of each Appropriate Purchaser shall be reduced by such Purchaser’s Applicable Percentage of such reduction amount. The Issuer may, upon written notice to the Administrative Agent during the Third Tranche Availability Period, terminate in full the Third Tranche Note Purchase Commitments; provided, that: any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five (5) Business Days prior to the date of termination. Upon any termination of the Third Tranche Note Purchase Commitments, the Third Tranche Note Purchase Commitments of each Appropriate Purchaser shall be reduced by such Purchaser’s Applicable Percentage of such reduction amount.

(b) Mandatory. The First Tranche Note Purchase Commitments will be automatically and permanently reduced to zero upon the First Tranche Notes Issuance pursuant to Section 2.01(a). The Second Tranche Note Purchase Commitments will be automatically and permanently reduced to zero upon the Second Tranche Notes Issuance pursuant to Section 2.01(b). The Second Tranche Note Purchase Commitments will be automatically and permanently be reduced to zero on the last day of the Second Tranche Availability Period. The Third Tranche Note Purchase Commitments will be automatically and permanently reduced to zero upon the Third Tranche Notes Issuance pursuant to Section 2.01(c). The Third Tranche Note Purchase Commitments will be automatically and permanently be reduced to zero on the last day of the Third Tranche Availability Period.

2.05 Repayment of Notes.

(a) First Tranche. The Issuer shall repay to the First Tranche Purchasers on the Maturity Date the aggregate principal amount of all First Tranche Notes outstanding on such date.

(b) Second Tranche. The Issuer shall repay to the Second Tranche Purchasers on the Maturity Date the aggregate principal amount of all Second Tranche Notes outstanding on such date; provided, that, if the Amortization Trigger shall have occurred, the Issuer shall repay the aggregate principal amount of all Second Tranche Notes outstanding on the Amortization Trigger Date in equal monthly installments, commencing on the last Business Day of the calendar month in which the Amortization Trigger Date shall have occurred and continuing on the last Business Day of each calendar month ending thereafter until the Maturity Date (by way of example, if the Amortization Trigger Date occurs when (x) there is $100,000,000 in aggregate principal amount of Second Tranche Notes outstanding as of the Amortization Trigger Date and (y) there are twenty (20) calendar months remaining until the Maturity Date, the Issuer would be required to repay $5,000,000 in aggregate principal amount of Second Tranche Notes on the last Business Day of each such calendar month, with the final payment to be made on the Maturity Date); provided, further, that, notwithstanding anything to the contrary set forth in this Agreement, the final principal repayment installment of the Second Tranche Notes shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Second Tranche Notes outstanding on such date.

(c) Third Tranche. The Issuer shall repay to the Third Tranche Purchasers on the Maturity Date the aggregate principal amount of all Third Tranche Notes outstanding on such date; provided, that, if the Amortization Trigger shall have occurred, the Issuer shall repay the aggregate principal amount of all Third Tranche Notes outstanding on the Amortization Trigger Date in equal monthly installments, commencing on the last Business Day of the calendar month in which the Amortization Trigger Date shall have occurred and continuing on the last Business Day of each calendar month ending thereafter until the Maturity Date (by way of example, if the Amortization Trigger Date occurs when (x) there is $100,000,000 in aggregate principal amount of Third Tranche Notes outstanding as of the Amortization Trigger Date and (y) there are twenty (20) calendar months remaining until the Maturity Date, the Issuer would be required to repay $5,000,000 in aggregate principal amount of Third Tranche Notes on the last Business Day of each such calendar month, with the final payment to be made on the Maturity Date); provided, further, that, notwithstanding anything to the contrary set forth in this Agreement, the final principal repayment installment of the Third Tranche Notes shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Third Tranche Notes outstanding on such date.

2.06 Interest.

(a) Pre-Default Rate. Subject to the provisions of clause (b) below, each Note shall bear interest on the outstanding principal amount thereof (for the avoidance of doubt, based on the stated principal amount thereof without reducing such amount by any applicable original issue discount) for each Interest Period from the applicable Notes Issuance Date thereof at a rate per annum equal to the Interest Rate for such Interest Period.

(b) Default Rate. (i) Upon the occurrence and during the existence of any Event of Default under Section 9.01(a), Section 9.01(f) or Section 9.01(g), all outstanding Obligations automatically shall thereafter bear interest at an interest rate per annum at all times equal to the Interest Rate for the applicable Interest Period plus two percent (2.00%) per annum (the “Default Rate”), to the fullest extent permitted by applicable Laws, (ii) in addition to clause (i) above, during the existence of any other Event of Default, upon the request of the Required Purchasers, all outstanding Obligations automatically shall thereafter bear interest at the Default Rate, to the fullest extent permitted by applicable Laws (it being understood that, at the direction of the Required Purchasers, the imposition of the Default Rate shall relate back to the occurrence of such Event of Default), and (iii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.

(c) Interest Generally. Interest on each Note shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Fee Letters. The Issuer shall pay to Athyrium, the Administrative Agent, the Purchasers and their respective Affiliates for their own respective accounts fees and original issue discount in the amounts and at the times specified in the Fee Letters. Such fees and original issue discount shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(b) Exit Fees. Upon the prepayment or repayment of all or any portion of the principal amount of the Notes (or upon the date any such prepayment or repayment is required to be paid), whether pursuant to Section 2.03, Section 2.05 or Article IX, or otherwise, the Issuer shall pay to the Purchasers, for their respective ratable accounts, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations so prepaid, repaid or required to be prepaid or repaid, an exit fee in an amount set forth in the Purchasers Fee Letter on the principal amount of the Notes prepaid, repaid or required to be prepaid or repaid, as the case may be, on such date.

2.08 Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Note for the day on which such Note is issued, and shall not accrue on a Note, or any portion thereof, for the day on which such Note or such portion is paid.

2.09 Evidence of Debt.

The Notes issued to the Purchasers shall be evidenced by one or more accounts or records maintained by such Purchaser in the ordinary course of business. The accounts or records maintained by each Purchaser shall be conclusive absent manifest error of the amount of the Notes held by the Purchasers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Issuer hereunder to pay any amount owing with respect to the Obligations.

2.10 Payments Generally.

(a) General. All payments to be made by the Issuer shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest, repayment premiums and fees on the Notes and all other Obligations payable by any Credit Party under the Note Documents shall be due, without any presentment thereof, to the Purchasers, at the Administrative Agent’s Office. The Credit Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Administrative Agent may from time to time direct in writing. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Issuer shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b) Obligations of Purchasers Several. The obligations of the Purchasers hereunder to purchase the Notes and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Purchaser to purchase any Note or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Purchaser of its corresponding obligation to do so on such date, and no Purchaser shall be responsible for the failure of any other Purchaser to so purchase a Note or to make its payment under Section 11.04(c).

(c) Funding Source. Nothing herein shall be deemed to obligate any Purchaser to obtain the funds for the purchase of any Note in any particular place or manner or to constitute a representation by any Purchaser that it has obtained or will obtain the funds for the purchase of any Note in any particular place or manner.

2.11 Sharing of Payments by Purchasers; Presumptions by Administrative Agent.

(a) If any Purchaser shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its Notes or repayment premium or exit fee in connection therewith resulting in such Purchaser’s receiving payment of a proportion of the aggregate amount of the Notes and accrued interest thereon and repayment premium or exit fees in connection therewith greater than its pro rata share thereof as provided herein, then the Purchaser shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Notes of the other Purchasers pursuant to documentation satisfactory to the Administrative Agent, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of principal of, accrued interest on and repayment premium or exit fees in connection with their respective Notes and other amounts owing them; provided, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Issuer pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Purchaser) or (y) any payment obtained by a Purchaser as consideration for the assignment of any of its Notes to any assignee, other than an assignment to the Issuer or any Subsidiary (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of such Credit Party in the amount of such participation.

(b) Unless the Administrative Agent shall have received notice from the Issuer prior to the date on which any payment is due to the Administrative Agent for the account of the Purchasers that the Issuer will not make such payment, the Administrative Agent may assume that the Issuer has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Purchasers, as the case may be, the amount due.

With Respect to any payment that the Administrative Agent makes for the account of the Purchasers hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) the Issuer has not in fact made such payment; (ii) the Administrative Agent has made a payment in excess of the amount so paid by the Issuer (whether or not then owed); or (iii) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Purchasers severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Purchaser, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Purchaser or the Issuer with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

2.12 Defaulting Purchasers.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser, then, until such time as that Purchaser is no longer a Defaulting Purchaser, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Purchaser (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Purchaser pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Purchaser to the Administrative Agent hereunder; second, as the Issuer may request (so long as no Default or Event of Default exists), to the purchase of any Note in respect of which that Defaulting Purchaser has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Issuer, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Purchaser to purchase Note under this Agreement; fourth, to the payment of any amounts owing to the Purchasers as a result of any judgment of a court of competent jurisdiction obtained by any Purchaser against that Defaulting Purchaser as a result of that Defaulting Purchaser’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Issuer as a result of any judgment of a court of competent jurisdiction obtained by the Issuer against that Defaulting Purchaser as a result of that Defaulting Purchaser’s breach of its obligations under this Agreement; and sixth, to that Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Notes in respect of which that Defaulting Purchaser has not fully funded its appropriate share and (y) such Notes were purchased at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Notes of all non-Defaulting Purchasers on a pro rata basis prior to being applied to the payment of any Notes of that Defaulting Purchaser. Any payments, prepayments or other amounts paid or payable to a Defaulting Purchaser that are applied (or held) to pay amounts owed by a Defaulting Purchaser pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Purchaser, and each Purchaser irrevocably consents hereto.

(b) Defaulting Purchaser Cure. If the Issuer and the Administrative Agent agree in writing in their sole discretion that a Defaulting Purchaser should no longer be deemed to be a Defaulting Purchaser, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Purchaser will cease to be a Defaulting Purchaser; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Issuer while that Purchaser was a Defaulting Purchaser; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser having been a Defaulting Purchaser.

2.13 Third Tranche.

At any time on or after the Closing Date but prior to the earlier to occur of (x) March 31, 2024 and (y) the termination of all unused Note Purchase Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Note Documents, subject to the written approval of Athyrium, the Issuer may institute the Third Tranche in an aggregate amount not to exceed ONE HUNDRED MILLION DOLLARS ($100,000,000); provided, that:

(a) the Issuer shall have obtained commitments for the amount of the Third Tranche from existing Purchasers or other Persons reasonably acceptable to Athyrium, which Purchasers shall join in this Agreement pursuant to such agreements as are reasonably acceptable to Athyrium;

(b) the institution of the Third Tranche shall be in a minimum aggregate principal amount of $[***] and integral multiples of $[***] in excess thereof;

(c) (i) no Default or Event of Default shall exist and be continuing at the time of such institution, (ii) the use of proceeds for the Third Tranche shall be in accordance with Section 7.11 and (iii) the conditions precedent set forth in Section 5.02 shall have been satisfied prior to or contemporaneously with the purchase of the Third Tranche Notes;

(d) (i) the final maturity date with respect to the Third Tranche Notes shall be the Maturity Date, (ii) there shall be no scheduled principal amortization payments for the Third Tranche Notes (except, following the Amortization Trigger, as set forth in Section 2.05) and (iii) the interest rate, repayment premiums, exit fees and ticking fees for the Third Tranche shall be identical to the interest rate, repayment premiums, exit fees and ticking fees, as the case may be, for the First Tranche and the Second Tranche;

(e) the Issuer shall have paid all fees and original issue discount required to be paid in connection therewith, including pursuant to the Fee Letters;

(f) Schedule 2.01 shall be deemed revised to reflect the commitments and commitment percentages of the Third Tranche Note Purchasers, as set forth in the Third Tranche Joinder Agreement;

(g) no Purchaser shall be obligated to participate in the Third Tranche, which decision shall be made in the sole discretion of each Purchaser;

(h) the Third Tranche Purchasers, the Administrative Agent, Athyrium and the Credit Parties shall have entered into (i) the Third Tranche Joinder Agreement and (ii) such technical amendments to this Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to effect the inclusion of the Third Tranche herein; and

(i) as a condition precedent to such institution of the Third Tranche and the effectiveness of the Third Tranche Joinder Agreement, the Issuer shall have delivered to the Administrative Agent a certificate of each Credit Party dated as of the date of such institution and effectiveness (in sufficient copies for each Purchaser) signed by a Responsible Officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to the Third Tranche, and (ii) certifying that, before and after giving effect to the incurrence of the Third Tranche Note Purchase Commitments (and assuming for such purposes that the Third Tranche Notes Issuance Date has occurred), (x) the representations and warranties contained in Article VI and the other Note Documents are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such incurrence, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in clauses (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (y) no Default or Event of Default exists.

ARTICLE III

TAXES, INCREASED COSTS AND YIELD PROTECTION

3.01 Taxes.

(a) All payments of principal and interest on the Notes and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any Governmental Authority (“Taxes”), except as required by applicable Law. If any withholding or deduction of any Taxes from any payment by or on account of any obligation of any Credit Party hereunder is required pursuant to any applicable Law, then the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted. With respect to any such Taxes, other than (w) Taxes imposed on or measured by net income imposed by the jurisdiction under which a Recipient is organized or conducts business (other than solely as the result of entering into any of the Note Documents or taking any action thereunder), (x) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in a Note or Note Purchase Commitment pursuant to a Law in effect on the date on which (i) such Recipient acquires such interest in the Note or Note Purchase Commitment (other than pursuant to an assignment request by the Issuer pursuant to Section 11.13) or (ii) such Recipient changes its Purchasing Office, except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Purchasing Office, (y) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (z) any withholding tax imposed under FATCA (all non-excluded items being called “Indemnified Taxes”), the sum payable by the applicable Credit Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction (including such withholdings or deductions applicable to additional sums payable under this Section) been required.

(b) If, due to a change in Sections 871(h) or 881(c) of the Internal Revenue Code (or any successor provisions) after the date a Person becomes an Indirect Purchaser under this Agreement, any withholding is required to be made by a Purchaser or any Affiliate thereof to such Indirect Purchaser attributable to payments made by any Credit Party hereunder, such Credit Party shall pay to such Purchaser such additional amount or amounts as is necessary to ensure that the net amount actually received by any Indirect Purchaser will equal the full amount such Purchaser would have received had no such withholding or deduction been required; provided, that, in the event additional amounts are due in respect of an Indirect Purchaser, immediately before such Indirect Purchaser transfers a direct or indirect interest in a Purchaser to a transferee and withholding is required to be made by a Purchaser or any Affiliate to such transferee Indirect Purchaser attributable to payments to be made by any Credit Party hereunder, a Credit Party shall be required to pay additional amounts pursuant to this Section in an amount not exceeding the additional amounts payable prior to the transfer by the transferor Indirect Purchaser; provided, further, that, no such additional amounts shall be payable by a Credit Party to the extent such withholding could have been avoided by any Indirect Purchaser and each entity in the chain of ownership between such Indirect Purchaser and the Purchaser providing Internal Revenue Service Forms W-9, W-8ECI, W-8BEN, W-8BEN-E or W-8IMY (as applicable) or any successor forms thereto, to the Purchaser or other entity in the chain of ownership between such Indirect Purchaser and the Purchaser, as applicable.

(c) The Issuer shall indemnify each Recipient, within ten (10) days after demand therefor, for (i) the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (ii) any amounts required to be paid by a Credit Party pursuant to clause (b) of this Section and any reasonable expenses arising therefrom or with respect thereto.

(d) As soon as practicable after any payment of Taxes by a Withholding Agent to a Governmental Authority pursuant to this Section 3.01, such Withholding Agent shall promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority.

(e) (i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the Issuer and the Administrative Agent, at the time or times reasonably requested by the Issuer or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Issuer or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Issuer or the Administrative Agent as will enable the Issuer or the Administrative Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii) Without limiting the generality of the foregoing,

(A) any Purchaser that is a U.S. Person shall deliver to the Issuer and the Administrative Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Administrative Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax.

(B) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of Internal Revenue Service Form W-8ECI;

(3) in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E; or

(4) to the extent a Foreign Purchaser is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Issuer or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Purchaser shall deliver to the Issuer and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Issuer or the Administrative Agent as may be necessary for the Issuer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Purchaser agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Issuer of its inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Purchaser;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes that are covered by Section 3.01(a) and (B) Taxes that are excluded from the definition of Indemnified Taxes in Section 3.01(a)) on its notes (or any portion thereof), commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Purchaser or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Purchaser of purchasing or maintaining any Note (or of maintaining its obligation to purchase any Note), then, upon written demand of such Purchaser, the Issuer will pay to such Purchaser, as the case may be, such additional amount or amounts as will compensate such Purchaser, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Purchaser determines that any Change in Law affecting such Purchaser or any Purchasing Office of such Purchaser or such Purchaser’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Purchaser’s capital or on the capital of such Purchaser’s holding company, if any, as a consequence of this Agreement, the Note Purchase Commitments of such Purchaser or the Notes purchased by such Purchaser to a level below that which such Purchaser or such Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies and the policies of such Purchaser’s holding company with respect to capital adequacy), then from time to time the Issuer will pay to such Purchaser, as the case may be, such additional amount or amounts as will compensate such Purchaser or such Purchaser’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Purchaser setting forth the amount or amounts necessary to compensate such Purchaser or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Issuer shall be conclusive absent manifest error. The Issuer shall pay such Purchaser the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Reserves. The Issuer shall pay to each Purchaser, (i) as long as such Purchaser shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Note equal to the actual costs of such reserves allocated to such Note by such Purchaser (as determined by such Purchaser in good faith, which determination shall be conclusive), and (ii) as long as such Purchaser shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Note Purchase Commitments or the purchase of the Notes, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Note Purchase Commitment or Note by such Purchaser (as determined by such Purchaser in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Note; provided, that, the Issuer shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Purchaser. If a Purchaser fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of any Purchaser to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Purchaser’s right to demand such compensation; provided, that, the Issuer shall not be required to compensate a Purchaser pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Purchaser notifies the Issuer of the Change in Law giving rise to such increased costs or reductions and of such Purchaser’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03 Mitigation Obligations; Replacement of Purchasers.

(a) Designation of a Different Purchasing Office. If any Purchaser requests compensation under Section 3.02 or requires the Issuer to pay any Indemnified Taxes or additional amounts to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 3.01 or if any Purchaser gives a notice pursuant to Section 3.04, then at the request of the Issuer such Purchaser shall, as applicable, use reasonable efforts to designate a different Purchasing Office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.04, as applicable, and (ii) in each case, would not subject such Purchaser, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Issuer hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

(b) Replacement of Purchasers. If any Purchaser requests compensation under Section 3.02, or if the Issuer is required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 3.01 and, in each case, such Purchaser has declined or is unable to designate a different Purchasing Office in accordance with Section 3.03(a), the Issuer may replace such Purchaser in accordance with Section 11.13.

3.04 Illegality.

If any Purchaser determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Purchaser or its Purchasing Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Note, or any Governmental Authority has imposed material restrictions on the authority of such Purchaser to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Purchaser to the Issuer through the Administrative Agent, any obligation of such Purchaser to issue, make, maintain, fund or charge interest with respect to any such Note or to purchase any Note shall be suspended until such Purchaser notifies the Administrative Agent and the Issuer that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Issuer shall, upon demand from such Purchaser (with a copy to the Administrative Agent), prepay the Notes of such Purchaser immediately.

3.05 Inability to Determine Rates.

(a) If, prior to the commencement of any Interest Period:

(i) the Required Purchasers determine (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Three-Month LIBOR (or, the then current Benchmark) for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Purchasers that Three-Month LIBOR (or, the then current Benchmark) for such Interest Period will not adequately and fairly reflect the cost to such Purchasers of making or maintaining the Notes for such Interest Period;

then the Administrative Agent or the Required Purchasers, as applicable, shall give notice thereof to the Issuer and the Purchasers as promptly as practicable thereafter. In the event of any such determination, until the Administrative Agent or the Required Purchasers, as applicable, have advised the Issuer and the Purchasers that the circumstances giving rise to such notice no longer exist, Adjusted Three-Month LIBOR (or, the then current Benchmark) shall be determined by the Administrative Agent solely by reference to clause (a) of the definition of Three-Month LIBOR (or, the corresponding clause with respect to the then current Benchmark, as the case may be).

(b) Notwithstanding anything to the contrary in this Agreement or any other Note Document:

(i) On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of Three-Month LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of Three-Month LIBOR tenor settings. On the earliest of (A) the date that Three-Month LIBOR has permanently or indefinitely ceased to be provided by IBA or has been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023, and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is Three-Month LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Note Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Note Document.

(ii) (A) Upon (1) the occurrence of a Benchmark Transition Event, or (2) a determination by the Required Purchasers that the rate under clause (a) of the definition of “Benchmark Replacement” is not available or does not adequately and fairly reflect the cost to the Purchasers of purchasing and maintaining the Notes, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Note Document in respect of any Benchmark setting on the date notice of such Benchmark Replacement is provided to the Administrative Agent without any amendment to, or further action or consent of any other party to, this Agreement or any other Note Document.

(B) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace Three-Month LIBOR for all purposes hereunder and under any Note Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Note Document.

(iii) In connection with the implementation and administration of a Benchmark Replacement, the Required Purchasers will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Note Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement upon notice thereof to the Administrative Agent.

(iv) The Administrative Agent will promptly notify the Issuer and the Purchasers of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Required Purchasers pursuant to this Section 3.05(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.05(b).

(v) At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or Three-Month LIBOR), then the Required Purchasers may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings, and (B) the Required Purchasers may reinstate any such previously removed tenor for such Benchmark (including Benchmark Replacement) settings.

3.06 Survival.

All of the Issuer’s obligations under this Article III shall survive termination of the Note Purchase Commitments, repayment of all Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Note Documents, the obligations of each Guarantor under this Agreement and the other Note Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Note Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Issuer or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Note Purchase Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Note Documents, or any other agreement or instrument referred to in the Note Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Note Documents, or any other agreement or instrument referred to in the Note Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Note Documents, or any other agreement or instrument referred to in the Note Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Note Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Note Purchase Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO PURCHASE OF NOTES

5.01 Conditions to Purchase of First Tranche Notes.

This Agreement shall become effective upon and the obligation of each Purchaser to purchase its First Tranche Note on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) Note Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Note Documents, each properly executed by a Responsible Officer of the signing Credit Party and each other party to such Note Documents, including without limitation the First Tranche Notes, duly executed and issued by the Issuer and in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Credit Parties, addressed to the Administrative Agent and each Purchaser, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c) Financial Statements; Due Diligence. The Administrative Agent shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Purchaser shall request.

(d) No Material Adverse Change. There shall not have occurred since December 31, 2020 any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of any Credit Party or any Subsidiary, threatened in writing, at law, in equity in any court or before any arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) copies of the Organization Documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Note Documents to which such Credit Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Credit Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv) searches of ownership of, and Liens on, the Intellectual Property of each Credit Party in the appropriate governmental offices; and

(v) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Intellectual Property of the Credit Parties.

(h) Letter of Direction. Receipt by the Administrative Agent of a satisfactory letter of direction containing funds flow information with respect to the proceeds of the Notes to be purchased on the Closing Date.

(i) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Note Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of hazard insurance) on behalf of the Secured Parties.

(j) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Financial Officer of the Issuer certifying (i) that the conditions specified in Sections 5.01(d), (e) and (l) and Sections 5.02(a) and (b) have been satisfied, (ii) that the Issuer and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis, and (iii) that neither the Issuer nor any Subsidiary as of the Closing Date has outstanding any Disqualified Capital Stock and (iv) as true and complete an attached copies of the definitive documentation entered into by the Issuer and its Subsidiaries in connection with the Permitted Fosun License and the Permitted Viatris License.

(k) Existing Indebtedness. All of the existing Indebtedness for borrowed money of the Issuer and its Subsidiaries (excluding Indebtedness permitted to exist under Section 8.03) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(l) Governmental and Third Party Approvals. The Issuer and its Subsidiaries shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Note Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Issuer or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(m) Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of the Issuer on the Closing Date, on a pro forma basis after giving effect to the transactions contemplated by the Note Documents shall be reasonably satisfactory to the Purchasers.

(n) Fees. Receipt by Athyrium, the Administrative Agent and the Purchasers of any fees and original issue discount required to be paid on or before the Closing Date (including, for the avoidance of doubt, pursuant to the Fee Letters).

(o) Attorney Costs; Due Diligence Expenses. The Issuer shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and all reasonable and documented due diligence expenses of Athyrium and the Purchasers, in each case, incurred to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Issuer and the Administrative Agent, Athyrium or the Purchasers, as applicable).

(p) Other. Receipt by the Administrative Agent and the Purchasers of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Purchaser, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities, commercial trends, pipeline indications and associated clinical data, competitive landscape, regulatory exclusivity, intellectual property and management of the Issuer and its Subsidiaries.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Purchaser that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Purchaser unless the Administrative Agent shall have received notice from such Purchaser prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Notes Issuances.

The obligation of each Purchaser to purchase any Note is subject to the following conditions precedent:

(a) The representations and warranties of the Issuer and each other Credit Party contained in Section 2.01(d), Article VI or any other Note Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Notes Issuance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in clauses (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default or Event of Default shall exist or would result from such proposed Notes Issuance or from the application of the proceeds thereof.

(c) With respect to the Second Tranche Notes Issuance, (i) the Second Tranche Purchase Condition shall have been satisfied and (ii) on and as of the Second Tranche Notes Issuance Date, (A) [***] and (B) [***].

(d) With respect to the Third Tranche Notes Issuance, (i) the Third Tranche shall have been established pursuant to Section 2.13, (ii) the Third Tranche Purchase Conditions shall have been satisfied, (iii) the Amortization Trigger shall not have occurred prior to the Third Tranche Notes Issuance Date and (iv) on and as of the Third Tranche Notes Issuance Date, (A) [***] and (B) [***].

(e) The Administrative Agent shall have received a Notes Issuance Notice in accordance with the requirements hereof.

Each Notes Issuance Notice submitted by the Issuer shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b), (c) (if applicable) and (d) (if applicable) have been satisfied on and as of the date of the applicable Notes Issuance.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and the Purchasers that:

6.01 Existence, Qualification and Power.

Each Credit Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, and (c) is duly qualified and is licensed and (where applicable) in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (solely with respect to the good standing of Subsidiaries that are not Credit Parties), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Note Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate, in any material respect, any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Note Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.

6.04 Binding Effect.

Each Note Document has been duly executed and delivered by each Credit Party that is party thereto. Each Note Document constitutes a legal, valid and binding obligation of each Credit Party that is party thereto, enforceable against each such Credit Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Issuer and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Issuer and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Issuer and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Issuer and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Credit Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Credit Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Credit Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Purchasers on or prior to the Closing Date.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are no actions, suits, proceedings or claims pending or, to the knowledge of any Credit Party or any Subsidiary, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or any of its Subsidiaries or against any of their properties, revenues, Intellectual Property, Products or Product Development and Commercialization Activities that (a) purport to affect or pertain to this Agreement or any other Note Document, or any of the transactions contemplated hereby or (b) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a) Neither any Credit Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each Credit Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Credit Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither any Credit Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Credit Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Credit Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10 Insurance.

(a) The properties of the Credit Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or the applicable Subsidiary operates. The insurance coverage of the Credit Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10 to the Disclosure Letter.

(b) Each Credit Party and each of their respective Subsidiaries maintains, if available, fully paid flood hazard insurance on all owned real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent (at the direction of the Required Purchasers).

6.11 Taxes.

The Credit Parties and their respective Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Credit Party or any Subsidiary that would, if made, have a Material Adverse Effect. Other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes, neither any Credit Party nor any Subsidiary is party to any tax sharing agreement with any Person that is not a Credit Party.

6.12 ERISA Compliance.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the Internal Revenue Service. Except as could not reasonably be expected to result in a Material Adverse Effect, to the best knowledge of the Credit Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than routine claims for benefits) that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Credit Parties, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred and to the best knowledge of the Issuer any each ERISA Affiliate, there is no fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Issuer and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Issuer nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date, (iv) neither the Issuer nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) neither the Issuer nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and to the best knowledge of the Issuer and each ERISA Affiliate, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13 Subsidiaries and Capitalization.

(a) Set forth on Schedule 6.13(a) to the Disclosure Letter is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Credit Party or any Subsidiary, (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) identification of each Subsidiary that is an Excluded Subsidiary (as well as an indication as to which clause of the definition of Excluded Subsidiary is applicable). The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

(b) As of the Closing Date, except as described on Schedule 6.13(b) to the Disclosure Letter, there are no outstanding commitments or other obligations of the Issuer or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of the Issuer or any of its Subsidiaries. All issued and outstanding Equity Interests of the Issuer and each of its Subsidiaries is duly authorized and validly issued, fully paid and non-assessable and such Equity Interests were issued in compliance with all applicable Laws.

6.14 Margin Regulations; Investment Company Act.

(a) The Issuer is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Notes Issuance, not more than 25% of the value of the assets (either of the Issuer only or of the Issuer and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Issuer and any Purchaser or any Affiliate of any Purchaser relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of any Credit Party or any Subsidiary is or is required to be, or after giving effect to the offering and sale of the Notes and the application of the proceeds thereof will or will be required to be, registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure.

Each Credit Party has disclosed to the Administrative Agent and the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Each Credit Party has disclosed to the Administrative Agent and the Purchasers each action, suit, proceeding, claim or dispute pending or, to the knowledge of the Credit Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or any of its Subsidiaries or against any of their properties, revenues, Intellectual Property, Products or Product Development and Commercialization Activities. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Credit Party to the Administrative Agent or any Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made and taken as a whole, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed by the Issuer to be reasonable at the time such information was prepared.

6.16 Compliance with Laws.

Each Credit Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

(a) Schedule 6.17(a) to the Disclosure Letter sets forth a complete and accurate list of all (i) Patents including any Patent applications and other material defined herein as Patents, (ii) registered Trademarks (including domain names) and any pending registrations for Trademarks, (iii) any other registered Intellectual Property (including any Copyright registrations or applications for registration), and (iv) each other item of Material Intellectual Property, in each case of the foregoing clauses (i) through (iv), that (A) is owned or controlled by any Credit Party or any Subsidiary or (B) constitutes Material Intellectual Property and is being licensed by any Credit Party or any Subsidiary. For each item of Intellectual Property listed on Schedule 6.17(a) to the Disclosure Letter, the Issuer has, where relevant, indicated on such schedule the owner of record, jurisdiction of application and/or registration, the application numbers, the registration or patent numbers or patent application numbers, and the date of application and/or registration. Schedule 6.17(a) to the Disclosure Letter also sets forth a complete and accurate list of all license agreements (inbound or outbound) of any of the foregoing items of Intellectual Property, other than immaterial non-exclusive Permitted Licenses.

(b) With respect to all Intellectual Property listed or required to be listed on Schedule 6.17(a) to the Disclosure Letter:

(i) each Credit Party and its respective Subsidiaries, as applicable, owns or has a valid license to such Intellectual Property free and clear of any and all Liens other than Permitted Liens;

(ii) each Credit Party and its respective Subsidiaries, as applicable, has taken commercially reasonable actions to maintain and protect such Intellectual Property, to the extent it has the right to maintain and protect such Intellectual Property;

(iii) except for rejections issued by a Governmental Authority in the ordinary course of prosecuting Patent or Trademark applications, or oppositions to the Intellectual Property identified in Schedule 6.17(b)(iii) to the Disclosure Letter, (A) there is no proceeding challenging the validity or enforceability of any such Material Intellectual Property, (B) none of the Credit Parties nor any of their respective Subsidiaries is involved in any such proceeding with any Person, (C) none of the Material Intellectual Property is the subject of any Other Administrative Proceeding and (D) no Person has made any certification pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, including but not limited to any such certification pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV), or any reasonably similar or equivalent certification or notice in the United States or any other jurisdiction or any associated litigation (a “Paragraph IV Certification”), asserting the non-infringement, invalidity, or unenforceability of any Patent owned by or licensed to any Credit Party or any Subsidiary;

(iv) (A) such Intellectual Property that is owned or controlled by the Issuer or any of its Subsidiaries thereof is subsisting and, to the knowledge of the Issuer, all Material Intellectual Property is valid and enforceable, and (B) no event has occurred, and nothing has been done or omitted to have been done, that would affect the validity or enforceability of such Material Intellectual Property that is owned or controlled by the Issuer or any of its Subsidiaries thereof and all such Material Intellectual Property that is owned or controlled by the Issuer or any of its Subsidiaries thereof is in full force and effect and has not lapsed, or been forfeited or cancelled or abandoned (except for routine abandonments associated with patent prosecution) and there are no past due maintenance, renewal or other fees payable or owing by such Credit Party or Subsidiary for any such Intellectual Property that is owned or controlled by the Issuer or any of its Subsidiaries thereof;

(iv) each Credit Party and its respective Subsidiaries, as applicable, is the sole and exclusive owner of all right, title and interest in and to all such Intellectual Property that is owned by it;

(v) to the extent any Material Intellectual Property that is owned or purported to be owned by any Credit Party or any Subsidiary thereof was authored, developed, conceived or created, in whole or in part, for or on behalf of any Credit Party or any Subsidiary by any Person, then such Credit Party or Subsidiary has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such Material Intellectual Property to such Credit Party or Subsidiary or otherwise has ownership pursuant to applicable statutory laws, except to the extent that the failure to have entered into such written agreements could not reasonably be expected to have a material adverse effect on the Issuer’s or its Subsidiaries’ rights in such Material Intellectual Property; and

(vi) no such Intellectual Property is subject to any license grant by any Credit Party or Subsidiary or similar arrangement, except for (x) license grants between the Credit Parties, (y) those license grants disclosed on Schedule 6.17(a) to the Disclosure Letter and (z) any immaterial non-exclusive Permitted Licenses.

(c) To the knowledge of the Issuer, no Third Party is committing any act of Infringement of any Intellectual Property listed on Schedule 6.17(a) to the Disclosure Letter.

(d) With respect to each license agreement listed on Schedule 6.17(a) to the Disclosure Letter, such license agreement (i) is in full force and effect and is binding upon and enforceable against each Credit Party (or each Credit Party’s respective Subsidiaries, as applicable) that is a party thereto and, to the knowledge of the Issuer, all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a default or breach thereunder by the Issuer or any of its Subsidiaries thereof or, to the knowledge of the Issuer, any other party thereto, in each case of (i), (ii) and (iii), except to the extent that any such event could not reasonably be expected to have a material adverse effect on the Businesses or Product Development and Commercialization Activities concerning any Material Product or result in an Intellectual Property infringement claim being made against the Issuer or any of its Subsidiaries. None of the Credit Parties nor any of their respective Subsidiaries has taken or omitted to take any action that would permit any other Person party to any such license agreement to have, and to the knowledge of the Issuer, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

(e) Except as set forth on Schedule 6.17(e) to the Disclosure Letter (as in effect on the Closing Date), (i) none of the Credit Parties nor any of their respective Subsidiaries nor any licensees of any Intellectual Property owned by any Credit Party or any Subsidiary has received written notice from any Third Party alleging that the conduct of its business (including any research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit any Product) Infringes any Intellectual Property of that Third Party, and (ii) to the knowledge of any Credit Party, the conduct of the business of such Credit Party and any of their Subsidiaries and any licensees of any Intellectual Property owned by any Credit Party or any Subsidiary (including any research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit any Product) does not Infringe any Intellectual Property of any Third Party.

(f) Neither any Credit Party nor any Subsidiary has made any assignment or agreement in conflict with the security interest in the Intellectual Property of any Credit Party under the Collateral Documents and no license agreement with respect to any such Intellectual Property conflicts with the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms of the Collateral Documents. The consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Secured Parties of any right or protection set forth in the Note Documents will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, any licenses associated with any Intellectual Property owned or licensed by any Credit Party or Subsidiary.

6.18 Solvency.

The Issuer and its Subsidiaries are Solvent on a consolidated basis.

6.19 Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions contemplated in the Collateral Documents), prior to all other Liens other than Permitted Liens.

6.20 Business Locations.

Set forth on Schedule 6.20(a) to the Disclosure Letter is a list of all real property located in the United States that is owned or leased by the Credit Parties as of the Closing Date (with (x) a description of each real property that is Excluded Property and (y) a designation of whether such real property is owned or leased). Set forth on Schedule 6.20(b) to the Disclosure Letter is the taxpayer identification number and organizational identification number of each Credit Party as of the Closing Date. The exact legal name and state of organization of (a) the Issuer is as set forth on the signature pages hereto and (b) each Guarantor is (i) as set forth on the signature pages hereto, (ii) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (iii) as may be otherwise disclosed by the Credit Parties to the Administrative Agent in accordance with Section 8.12(c). Except as set forth on Schedule 6.20(c) to the Disclosure Letter, no Credit Party has during the five years preceding the Closing Date, (i) changed its legal name, (ii) changed its state of organization, or (iii) been party to a merger, consolidation or other change in structure.

6.21 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. No Credit Party, nor any Subsidiary, nor, to the knowledge of the Credit Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. The Credit Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c) Compliance with U.S. Sanctions Laws and Regulations, and the PATRIOT Act. To the extent applicable, each Credit Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.22 Material Contracts.

Set forth on Schedule 6.22 to the Disclosure Letter is a complete and accurate list of all Material Contracts of the Issuer and its Subsidiaries as of the Closing Date, with an adequate description of the parties thereto, and amendments and modifications thereto. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against the Issuer and its Subsidiaries that are party thereto and, to the knowledge of the Issuer, all other parties thereto in accordance with its terms, and (b) is not currently subject to any material breach or default by the Issuer or any Subsidiary or, to the knowledge of the Issuer, any other party thereto. None of the Issuer nor any of its Subsidiaries has taken or failed to take any action that would permit any other Person party to any Material Contract to have, and, to the knowledge of the Issuer, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder. None of the Material Contracts are non-assignable by their terms (other than those certain agreements separately noted in Schedule 6.22 to the Disclosure Letter as being non-assignable) or as a matter of law or prevent the granting of a security interest therein.

6.23 Compliance of Products.

(a) The Issuer and its Subsidiaries have obtained all required Regulatory Authorizations necessary for compliance with all Laws for its respective business as presently conducted and all such Regulatory Authorizations are in full force and effect except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on the Businesses or Product Development and Commercialization Activities concerning any Product. All Regulatory Authorizations held by the Credit Parties and their respective Subsidiaries are (i) legally and beneficially owned exclusively by Credit Parties or their respective Subsidiaries, free and clear of all Liens other than Permitted Liens, and (ii) validly registered and on file with the applicable Regulatory Agency, in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Regulatory Agency except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on the Businesses or Product Development and Commercialization Activities concerning any Product. All required notices, registrations and listings, supplemental applications or notifications, reports (including reports of adverse experiences) and other required filings with respect to the Products for which Issuer or its Subsidiaries have such filing responsibility or control over have been filed with the FDA, the DEA, and all other applicable Regulatory Agencies when due, except where the failure to do so could not reasonably be expected to result in (x) a material adverse effect on any Product Development and Commercialization Activities or (y) a Material Adverse Effect.

(b) Except where the failure to do so could not reasonably be expected to result in the termination or restriction of a Material Regulatory Authorization, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests made by, on behalf of, or for the benefit of the Issuer or any of its Subsidiaries for a Regulatory Authorization from the FDA or other Regulatory Agency relating to the Issuer’s or any Subsidiary’s business operations and Products, when submitted to the FDA or other Regulatory Agency were true, complete and correct in all material respects as of the date of submission (including any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data that have been submitted to the FDA or other Regulatory Agency). The Regulatory Authorizations issued by the FDA and other Regulatory Agencies for the Products are valid. There has been no material untrue statement of fact and/or no fraudulent statement made by the Credit Parties or their respective Subsidiaries, or, to the Credit Parties’ or any of their Subsidiaries’ knowledge, any of their respective agents or representatives to the FDA, the DEA, or any other Regulatory Agency, and there has been no failure of Issuer or any Subsidiary or any of their respective agents or representatives to disclose any material fact required to be disclosed, commission of an act, making of a statement, or failure to make a statement to the FDA, the DEA, or any other Regulatory Agency that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(c) Except as could not reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities:

(i) The Products, as well as the business of the Credit Parties and their respective Subsidiaries, comply in all material respects with (A) all applicable Laws, rules, regulations, orders, injunctions and decrees of the FDA, the DEA, and any other applicable Regulatory Agency, including, without limitation, all applicable requirements of the FDCA, the PHSA, the Controlled Substances Act, and similar state Laws, and (B) all applicable Product Authorizations, Regulatory Authorizations, and all other Permits;

(ii) Except as set forth on Schedule 6.23(c) to the Disclosure Letter, none of the Credit Parties, their respective Subsidiaries nor, to the knowledge of the Issuer, their respective suppliers have received and do not otherwise have knowledge of: any inspection reports, “Warning Letters,” “Untitled Letters” or similar documents with respect to any Product or the manufacture, processing, packing, distribution, or holding thereof, as well as the business of the Credit Parties and their respective Subsidiaries, from any Regulatory Agency that assert lack of compliance with any applicable Laws, rules, regulations, orders, injunctions, or decrees;

(iii) None of the Credit Parties, their respective Subsidiaries nor, to the knowledge of the Issuer, their respective suppliers have received any written notice of, and does not otherwise have knowledge of, any pending regulatory enforcement action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against the Credit Parties, any of their respective Subsidiaries or any of their respective suppliers with respect to the Products, and, to the knowledge of the Issuer, there is no basis for any adverse regulatory action against the Credit Parties or their respective Subsidiaries or, to the knowledge of the Issuer, their respective suppliers with respect to the Products; and

(iv) Without limiting the foregoing, (A) to the knowledge of the Issuer, no supplier of any Credit Party or any Subsidiary has received, during the two (2) years prior to the Closing Date, any Form FDA 483 from the FDA asserting a lack of compliance with respect to any Product or Product Development and Commercialization Activities, (B) to the knowledge of the Credit Parties (1) there have been no Safety Notices conducted, undertaken or issued by any Person, whether or not at the request, demand or order of any Regulatory Agency or otherwise, with respect to any Product, (2) no Safety Notice has been requested, demanded or ordered by any Regulatory Agency, and, to the knowledge of the Issuer, there is no basis for the issuance of any Safety Notice by any Person with respect to any Products, and (C) none of the Credit Parties or their respective Subsidiaries has received any written notice of, or otherwise has knowledge of, any criminal, injunctive, seizure, detention or civil penalty actions that have at any time been commenced or threatened by any Regulatory Agency with respect to or in connection with any Products, or any consent decrees (including plea agreements) which relate to any Products, and, to the knowledge of the Issuer, there is no basis for the commencement for any criminal injunctive, seizure, detention or civil penalty actions by any Regulatory Agency relating to the Products or for the issuance of any consent decrees. None of the Credit Parties or their respective Subsidiaries nor, to the knowledge of the Issuer or any of its Subsidiaries, any of their respective suppliers is employing or utilizing the services of any individual who has been convicted of any crime for which debarment by any Regulatory Agency under any applicable Law, rule or regulation is warranted.

(d) Except as set forth on Schedule 6.23(d) to the Disclosure Letter, neither the Issuer nor any Subsidiary has received any communication from any Regulatory Agency regarding, and there are no facts or circumstances that are likely to give rise to (i) any material adverse change in any applicable Regulatory Authorization, or any failure to materially comply with any Laws or any term or requirement of any applicable Regulatory Authorization or (ii) any revocation, withdrawal, suspension, cancellation, material limitation, termination or material modification of any applicable Regulatory Authorization.

(e) Except as could not reasonably be expected, either individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities, all studies, tests, and clinical trials conducted by or on behalf of any Credit Party or any of its respective Subsidiaries with respect to any Product have been conducted in material compliance with applicable Laws, including cGCPs. Except as set forth on Schedule 6.23(e) to the Disclosure Letter, no Credit Party nor any of their respective Subsidiaries has received any notice from the FDA or any other Regulatory Agency alleging any material non-compliance with applicable Laws, including cGCPs or otherwise terminating or suspending any clinical trial conducted by or on behalf of such Credit Party or Subsidiary with respect to any Product. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Administrative Agent and the Purchasers. The summaries and descriptions of any of the foregoing provided to the Administrative Agent and the Purchasers are accurate and contain no material omissions. None of the Credit Parties, their respective Subsidiaries, or, to the knowledge of the Issuer, any of their respective licensees, licensors or third-party service providers or consultants, has received from the FDA or other applicable Regulatory Agency any notices or correspondence requiring the termination, suspension, material modification or clinical hold of any studies, tests or clinical trials in any material respect with respect to or in connection with the Products.

(f) Except as could not reasonably be expected, either individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities, (i) all design, manufacturing, storage, distribution, packaging, labeling, sale, recordkeeping and other activities by the Credit Parties, their respective Subsidiaries and their respective suppliers relating to the Products have been conducted, and are currently being conducted, in compliance with applicable Laws and the requirements of all applicable Regulatory Agencies, including, without limitation, cGMPs, adverse event reporting requirements, and state and federal requirements relating to the handling of controlled substances and (ii) none of the Credit Parties or their respective Subsidiaries, or, to the knowledge of the Issuer, any of their respective suppliers has received written notice of a threat of commencement of action by any Governmental Authority to initiate any action against the Issuer or any Subsidiary, any action to enjoin the Issuer or any Subsidiary, its officers, directors, employees or its agents and Affiliates, from conducting its business at any facility owned or used by the Issuer, any Subsidiary or any of their respective suppliers or for any material civil penalty, injunction, seizure or criminal action. No Product in the inventory of the Credit Parties or their respective Subsidiaries is adulterated or misbranded in any material respect. Neither any Credit Party nor any Subsidiary has introduced into commercial distribution any Products that were upon their shipment by any Credit Party or any Subsidiary adulterated or misbranded in violation of 21 U.S.C. § 331 in any material respect. All labels and labeling (including package inserts) and product information are in material compliance with applicable FDA and other Regulatory Agency requirements, and the Products are in material compliance with all classification, registration, listing, marking, tracking, reporting, recordkeeping and audit requirements of the FDA, the DEA, and any other Regulatory Agency. No Product is an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA.

(g) All manufacturing facilities owned or operated by the Credit Parties and their respective Subsidiaries are and have been operated in material compliance with cGMPs and all other applicable Laws. Except as set forth on Schedule 6.23(g) to the Disclosure Letter, the FDA has not issued any FDA Form 483, “Warning Letter,” or “Untitled Letter” with respect to any such facility, or otherwise alleged any material non-compliance with cGMPs. All such facilities are operated in material compliance with the Controlled Substances Act, applicable DEA regulations, and other applicable federal and state Laws.

(h) The Issuer has made available to the Administrative Agent and the Purchasers all material adverse event reports and material communications to or from the FDA and other relevant Regulatory Agencies, including material inspection reports, warning letters, untitled letters, and material reports, studies and other correspondence, other than opinions of counsel that are attorney-client privileged, with respect to regulatory matters relating to the Credit Parties and their respective Subsidiaries, the conduct of their business, the operation of any manufacturing facilities owned or operated by the Credit Parties and their respective Subsidiaries, and the Products.

(i) Except for the issues noted in the Form 483 letter issued by the FDA on July 2, 2021 to the Issuer, neither the Issuer nor any Subsidiary has experienced any significant failures in the manufacturing of any Material Product such that the amount of such Material Product successfully manufactured by the Issuer or any of its Subsidiaries in accordance with all specifications thereof and the Regulatory Authorizations related thereto in any month shall decrease significantly with respect to the quantities of such Material Product produced in the prior month.

(j) Neither the Issuer nor any Subsidiary is currently, or has in the past six (6) years been, the subject of any written claim or allegation, formal or informal, that any Product, or its use, is defective in a way that could reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities or has resulted in or proximately caused any material injury to any Person or property.

(k) No Credit Party nor any of their respective Subsidiaries has received any notice from the United States Department of Justice, any U.S. Attorney, any State Attorney General, or other similar federal, state, or foreign Governmental Authority alleging any violation of the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §§ 3729 – 3733), the Foreign Corrupt Practices Act, any federal Law, or state or foreign Law. No Credit Party nor any of their respective Subsidiaries is aware of any conduct that reasonably could be interpreted as a violation of any such law in any material respect.

(l) The transactions contemplated by the Note Documents and the exercise by the Administrative Agent or the Secured Parties of any right or protection set forth in the Note Documents will not (i) constitute a breach or violation of, or otherwise materially affect, the enforceability or approval of any Regulatory Authorization relating to the Products or (ii) impair the Credit Parties’ ownership of or rights under (or the license or other right to use, as the case may be) any Regulatory Authorizations relating to the Products in any material manner.

(m) No Credit Party nor any of their respective Subsidiaries is enrolled in or currently receives payments from any federal or state government or private healthcare reimbursement program or has ever been terminated from any federal or state government or private healthcare reimbursement program (including Medicare or Medicaid) or otherwise had its rights to receive payments from any government or private healthcare reimbursement program adversely affected as a result of any investigation or enforcement action, whether by any Governmental Authority or other Third Party.

(n) The Credit Parties and their respective Subsidiaries are in compliance in all material respects with Section 6002 of the Affordable Care Act (known as the Physician Payment Sunshine Act) and similar state Laws regarding the reporting of certain payments to physicians and hospitals.

(o) Except as could not, individually or in the aggregate, reasonably be expected to result in losses or liability in excess of $[***], the Credit Parties and their respective Subsidiaries are in compliance with the privacy and security requirements of HIPAA. Neither the Credit Parties nor any of their respective Subsidiaries has received any written communication from any Governmental Authority that alleges non-compliance with HIPAA. No breach or violation has occurred, to the knowledge of the Issuer, with respect to any unsecured protected health information maintained by or for the Credit Parties or any of their respective Subsidiaries that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408(b) or similar state Laws, and no information security or privacy breach event has occurred that would require notification under any applicable Laws.

(p) No Credit Party nor any of their respective Subsidiaries nor, to the Issuer’s knowledge, any individual who is an officer, director, manager, employee, stockholder, agent or managing agent of any Credit Party or any of their respective Subsidiaries, has been convicted of, charged with or, to the Issuer’s knowledge, investigated for any federal or state health program-related offense or any other offense related to healthcare that would result in exclusion or debarment from any Federal Health Care Programs as defined at 42 U.S.C. § 1320a-7b(f) or been terminated, excluded or suspended from participation in any such program. No Credit Party nor any of their respective Subsidiaries nor, to the Issuer’s knowledge, any individual who is an officer, director, or employee of any Credit Party or any of their respective Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Law. No debarment proceedings or investigations in respect of the business of any Credit Party or any of their respective Subsidiaries are pending or, to the Issuer’s knowledge, threatened against any Credit Party or any of their respective Subsidiaries or any individual who is an officer, director, or employee of any Credit Party or any of their respective Subsidiaries.

(q) As of the Closing Date, all Products are listed on Schedule 1.01 to the Disclosure Letter and the Issuer has delivered to the Administrative Agent on or prior to the Closing Date copies of all Regulatory Authorizations relating to such Products issued or outstanding as of the Closing Date.

6.24 Labor Matters.

There are no existing or threatened strikes, lockouts or other labor disputes involving the Issuer or any Subsidiary that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.25 Affected Financial Institution.

Neither any Credit Party nor any Subsidiary is an Affected Financial Institution.

6.26 Limited Offering of Notes.

Subject to the accuracy of each Purchaser’s several (and not joint) representations and warranties in Section 11.20, the offer, sale, issuance and delivery of the Notes are not required to be registered pursuant to the provisions of Section 5 of the Securities Act or the registration or qualification provisions of the blue sky laws of any state. Neither the Issuer nor any agent on the Issuer’s behalf, has solicited or will solicit any offers to sell all or any part of the Notes to any Person so as to bring the sale of the Notes by the Issuer within the registration provisions of the Securities Act or any state securities laws.

6.27 Registration Rights; Issuance Taxes.

(a) Subject to the accuracy of each Purchaser’s several (and not joint) representations and warranties in Section 11.20, and except as described in the Notes, the Issuer is under no requirement to register under the Securities Act, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued, including the Notes.

(b) All taxes imposed on the Issuer in connection with the issuance, sale and delivery of the Notes have been or will be fully paid, and all laws imposing such taxes have been or will be fully satisfied by the Issuer.

6.28 Regulation H.

No real property subject to a Mortgage is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Purchasers and (c) such other flood hazard determination forms, notices and confirmations thereof as requested by the Administrative Agent (at the direction of the Required Purchasers). All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

6.29 Compliance with Privacy Laws.

To the extent that any Credit Party or any Subsidiary has access to any individually identifiable information of any individual, and except as could not, individually or in the aggregate, reasonably be expected to result in losses or liability in excess of $[***], the Credit Parties and their respective Subsidiaries are in material compliance with all applicable Privacy Laws, and maintain information security processes that (a) include safeguards for the security, privacy, confidentiality, and integrity of transactions and confidential or proprietary data or individually identifiable health information used, disclosed, or accessed by the Credit Parties and their respective Subsidiaries, (b) are designed to protect against unauthorized access to the Systems and data of the Credit Parties and their respective Subsidiaries, and the Systems of any third person service providers that have access to the data or Systems of the Credit Parties and their respective Subsidiaries, in compliance with applicable Privacy Laws, and (c) have been in compliance with all applicable Privacy Laws in all material respects. Neither any Credit Party nor any Subsidiary has received written notice of any claim that such Credit Party or Subsidiary or any of their respective contractors or employees, have suffered a breach of Personal Information as defined under applicable Law or is not in compliance with applicable Laws relating to the collection, use or disclosure of Personal Information, except to the extent any such breach or non-compliance: (i) did not require and is not likely to require such Credit Party or such Subsidiary to provide notification in accordance with applicable Law to affected customers, patients or other impacted individuals, or to any Governmental Authority, (ii) could not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect, and (iii) has not resulted in or is not reasonably likely to result in any claim or notice from any Governmental Authority alleging a breach of Personal Information or non-compliance with Law or referencing the investigation of any such breach of Personal Information or non-compliance with Law.

6.30 Eligible Foreign Subsidiaries.

(a) Each Eligible Foreign Subsidiary that is a Guarantor is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Note Documents to which it is a party (collectively as to such Eligible Foreign Subsidiary, the “Applicable Eligible Foreign Subsidiary Documents”), and the execution, delivery and performance by such Eligible Foreign Subsidiary of the Applicable Eligible Foreign Subsidiary Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Eligible Foreign Subsidiary nor any of its property has any immunity from jurisdiction of the courts or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Eligible Foreign Subsidiary is organized or incorporated and existing in respect of its obligations under the Applicable Eligible Foreign Subsidiary Documents.

(b) The Applicable Eligible Foreign Subsidiary Documents are in all material respects in proper legal form under the laws of the jurisdiction in which such Eligible Foreign Subsidiary is organized or incorporated and existing for the enforcement thereof against such Eligible Foreign Subsidiary under the laws of such jurisdiction (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other applicable Laws affecting creditors’ rights generally and by general principles of equity), and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Eligible Foreign Subsidiary Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Eligible Foreign Subsidiary Documents that the Applicable Eligible Foreign Subsidiary Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Eligible Foreign Subsidiary is organized or incorporated and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Eligible Foreign Subsidiary Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Eligible Foreign Subsidiary Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Eligible Foreign Subsidiary is organized or incorporated and existing either (i) on or by virtue of the execution or delivery of the Applicable Eligible Foreign Subsidiary Documents or (ii) on any payment to be made by such Eligible Foreign Subsidiary pursuant to the Applicable Eligible Foreign Subsidiary Documents, except in either case as has been disclosed to the Administrative Agent and the Purchasers.

(d) The execution, delivery and performance of the Applicable Eligible Foreign Subsidiary Documents executed by such Eligible Foreign Subsidiary are, under applicable foreign exchange control regulations of the jurisdiction in which such Eligible Foreign Subsidiary is organized or incorporated and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date; provided, that, any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Purchaser shall have any Note Purchase Commitment hereunder, any Note or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Credit Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Administrative Agent and each Purchaser, in form and detail reasonably satisfactory to the Administrative Agent and the Required Purchasers:

(a) within ninety (90) days after the end of each fiscal year of the Issuer (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Required Purchasers, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than (x) a qualification for going concern or similar qualification or exception, in each case, solely due to the Issuer’s projected need for additional funding to continue operations (so long as, in the case of this clause (x), the Issuer shall have delivered to the Administrative Agent a certificate of a Responsible Financial Officer of the Issuer (in form and substance reasonably satisfactory to the Required Purchasers) certifying that the Credit Parties are in compliance with Sections 8.16 and 8.17 as of the date on which such report and opinion was delivered to the Administrative Agent), (y) a qualification for going concern resulting solely from the impending maturity of this Agreement, the 2027 Convertible Notes Indebtedness or any Permitted Convertible Bond Indebtedness or (z) a disclosure, exception or qualification to the extent resulting solely from an “emphasis of matter” paragraph) or any qualification or exception as to the scope of such audit; and

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Issuer’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Financial Officer of the Issuer as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Issuer and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Purchaser, in form and detail reasonably satisfactory to the Administrative Agent and the Required Purchasers:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Issuer (in each case, which is a Responsible Financial Officer of the Issuer), certifying compliance with the covenant set forth in Sections 8.16 and 8.17;

(b) not later than sixty (60) days after the commencement of each fiscal year of the Issuer, an annual business plan and budget of the Issuer and its Subsidiaries for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year, in form and substance reasonably satisfactory to the Required Purchasers;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Credit Party, and copies of all annual, regular, periodic and special reports and registration statements which a Credit Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Financial Officer of the Issuer containing information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions, in each case, in excess of the Threshold Amount, that occurred during the period covered by such financial statements;

(e) promptly, and in any event within ten (10) Business Days after (i) receipt or delivery thereof by any Credit Party or any Subsidiary, copy of any notice of default or termination delivered under any Royalty Transaction Documents or (ii) any Credit Party becomes aware thereof, notice of the occurrence of any default under any Royalty Transaction Documents;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Credit Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Purchasers pursuant to Section 7.01 or any other clause of this Section 7.02;

(g) promptly, and in any event within ten (10) Business Days after receipt thereof by any Credit Party or any Subsidiary, notice of (i) receipt of any notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary and (ii) receipt of any material written correspondence or any other material written communication from the FDA or any other regulatory body; provided, that, following delivery of such notice, the Credit Parties shall, and shall cause their Subsidiaries to, upon reasonable request, make such notice, correspondence or communication, as applicable, available to the Administrative Agent and the Purchasers for review at the Issuer’s office or via teleconference (for the avoidance of doubt, there shall be no restriction on the number of times that the Administrative Agent and the Purchasers may request such reviews in the event copies are not directly provided to the Administrative Agent and the Purchasers);

(h) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary, or compliance with the terms of the Note Documents, as the Administrative Agent or any Purchaser may from time to time request;

(i) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Issuer (i) listing (A) all applications by any Credit Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Credit Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (C) any outbound license of any Intellectual Property of the Issuer or any of its Subsidiaries and any in-license of Material Intellectual Property entered into by any Credit Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (D) such supplements to Schedule 6.17(a) to the Disclosure Letter as are necessary to cause such schedule to be true and complete in all material respects as of the date of such certificate and (ii) attaching the insurance binder or other evidence of insurance for any material insurance coverage of any Credit Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements;

(j) promptly, and in any event prior to the Issuer or any Subsidiary manufacturing, selling, developing, testing or marketing any Product not then listed on Schedule 1.01 to the Disclosure Letter, the Credit Parties shall give written notice to the Administrative Agent of such intention (which shall include a brief description of such Product, plus copies of all Regulatory Authorizations relating to such new Product and/or the Issuer’s or such Subsidiary’s manufacture, sale, development, testing or marketing thereof issued or outstanding as of the date of such notice) along with a copy of an updated Schedule 1.01 to the Disclosure Letter;

(k) promptly, and in any event within five (5) Business Days after the Issuer or any Subsidiary obtains any new or additional material Regulatory Authorizations from the FDA, or parallel state or local authorities, or foreign counterparts of the FDA, or parallel state or local authorities, with respect to any Product which has previously been disclosed to the Administrative Agent, the Issuer shall promptly give written notice to the Administrative Agent of such new or additional material Regulatory Authorizations, along with a copy thereof; and

(l) promptly, and in any event within ten (10) Business Days after receipt thereof by any Credit Party or any Subsidiary, notice of receipt of any subpoena, request for information or other notice regarding any active or potential investigation of, or claim or litigation against, any Credit Party or any Subsidiary by any Governmental Authority, or the findings of any inspection of any manufacturing facility of any Credit Party, any Subsidiary or any Third Party supplier of any Credit Party or any Subsidiary by any Governmental Authority (including any Form 483s and warning letters); provided, that, following delivery of such notice, the Credit Parties shall, and shall cause their Subsidiaries to, upon reasonable request, make such material available to the Administrative Agent and the Purchasers for review at the Issuer’s office or via teleconference (for the avoidance of doubt, there shall be no restriction on the number of times that the Administrative Agent and the Purchasers may request such reviews in the event copies are not directly provided to the Administrative Agent and the Purchasers).

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Issuer posts such documents, or provides a link thereto on the Issuer’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Issuer’s behalf on an Internet or intranet website, if any, to which each Purchaser and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”); provided, that: (x) the Issuer shall deliver paper copies of such documents to the Administrative Agent or any Purchaser upon its request to the Issuer to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Purchaser and (y) the Issuer shall notify the Administrative Agent and each Purchaser (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Issuer with any such request for delivery by a Purchaser, and each Purchaser shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Issuer hereby acknowledges that certain of the Purchasers may have personnel who do not wish to receive material non-public information with respect to the Issuer or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Issuer hereby agrees that if reasonably requested by the Administrative Agent (x) it will in good faith identify that portion of the Issuer Materials hereunder that does not constitute material non-public information with respect to the Issuer or its Affiliates or their respective securities (the “Public Issuer Materials”) and (y) it will clearly and conspicuously mark all Public Issuer Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that by marking Public Issuer Materials “PUBLIC,” the Issuer shall be deemed to have authorized the Administrative Agent, any Affiliate thereof and the Purchasers to treat such Public Issuer Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Issuer or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Public Issuer Materials constitute Information, they shall be treated as set forth in Section 11.07)). Without limiting the foregoing, upon the written request of the Administrative Agent or any Purchaser, the Issuer hereby acknowledges and agrees that it will not provide the Administrative Agent or any Purchasers any information that would constitute material non-public information other than information relating to an Event of Default as otherwise required under this Agreement; provided, however, that the Administrative Agent and any Purchaser that delivers such a request shall have the right to revoke such written request at any time on written notice to the Issuer and thereafter begin receiving all information to which it is entitled to receive pursuant to this Agreement.

7.03 Notices.

(a) Promptly (and in any event, within two (2) Business Days) notify the Administrative Agent and each Purchaser of the occurrence of any Default.

(b) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Purchaser of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Purchaser of the occurrence of any ERISA Event.

(d) Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Purchaser of any material change in accounting policies or financial reporting practices by the Issuer or any Subsidiary other than changes required by GAAP.

(e) Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Purchaser of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Issuer which has been instituted (or, in each case, any material development with respect thereto) or, to the knowledge of the Issuer, is threatened or contemplated, against the Issuer or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.

(f) Within three (3) Business Days of the end of each calendar month, notify the Administrative Agent and each Purchaser of any material development in any Specified Litigation during such calendar month, including without limitation any court ruling, any allowed loss claims amount update, financial settlement, judgment or other final resolution.

(g) Promptly (and in any event within ten (10) Business Days) notify the Administrative Agent of any return, recovery, dispute or claim related to any Product or inventory that involves more than $[***].

(h) Promptly (and in any event within ten (10) Business Days) notify the Administrative Agent after (i) the Issuer or any Subsidiary enters into a new Material Contract or (ii) an existing Material Contract is amended or terminated.

(i) Promptly (and in any event within three (3) Business Days) notify the Administrative Agent of the occurrence of the Amortization Trigger.

Each notice pursuant to this Section 7.03(a) through (i) shall be accompanied by a statement of a Responsible Officer of the Issuer setting forth the material details of the occurrence referred to therein and stating what action the applicable Credit Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.

7.04 Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except to the extent that (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Credit Party or such Subsidiary or (ii) the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have (i) a material adverse impact on any Product Development and Commercialization Activities or (ii) a Material Adverse Effect.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(c) Use the reasonable standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Issuer, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent (at the direction of the Required Purchasers), (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent (at the direction of the Required Purchasers) may agree) prior written notice before any such policy or policies shall be altered or canceled.

(d) Promptly notify the Administrative Agent of any real property subject to a Mortgage that is, or becomes, a Flood Hazard Property.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Credit Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Credit Party or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Purchaser to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (in the case of copies and abstracts, excluding certain highly sensitive non-financial information relating to regulatory, clinical, research and development, manufacturing or technical operations), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Issuer and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Issuer; provided, that, so long as no Event of Default exists, such inspections shall be limited to six times per year and the Issuer shall only be required to reimburse the Administrative Agent and the Purchasers for one such visit (excluding any such visits during the continuance of an Event of Default); provided, further, however, when an Event of Default exists, the Administrative Agent or any Purchaser (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Issuer at any time during normal business hours upon reasonable advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Notes (a) to support the pre-approval research and development, regulatory approval and commercialization of Daxi and resilient hyaluronic acid, as applicable, (b) to pay fees and expenses in connection with the transactions contemplated by this Agreement and the other Note Documents and (c) for other general corporate purposes; provided, that, in no event shall the proceeds of the Notes be used in contravention of any Law or of any Note Document.

7.12 Additional Subsidiaries.

(a) Within forty-five (45) days (or such longer period as may be agreed to by the Administrative Agent (at the direction of the Required Purchasers in their sole discretion)) after the acquisition or formation of any Subsidiary (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) (it being understood that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes of this Section):

(i) notify the Administrative Agent thereof in writing, together with the (A) jurisdiction of organization, (B) number of shares of each class of Equity Interests outstanding, (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Issuer or any Subsidiary and (D) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(ii) cause such Person (other than any Excluded Subsidiary) to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent (at the direction of the Required Purchasers) shall reasonably request for such purpose, and (B) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) The Credit Parties may designate any Eligible Foreign Subsidiary as a Guarantor, notwithstanding that such Subsidiary would otherwise constitute an Excluded Subsidiary, by delivery to the Administrative Agent of (i) a duly executed guaranty or such other document(s) as the Administrative Agent (at the direction of the Required Purchasers) shall deem appropriate for such purpose, (ii) documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)) and (ii) such other documents as may be reasonably requested by the Administrative Agent or the Required Purchasers, all in form, detail and scope reasonably satisfactory to the Administrative Agent and the Required Purchasers; provided, that, in no event shall any Eligible Foreign Subsidiary become a Guarantor, (x) if the Administrative Agent and each Purchaser shall have not (A) completed all “know your customer” due diligence in relation to such Eligible Foreign Subsidiary and (B) received the documentation and other information requested by the Administrative Agent or any of the Purchasers in order to comply with applicable Law, including the PATRIOT Act, Sanctions, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and any other applicable act(s) and/or ordinance(s) of any applicable jurisdiction, (y) if it is unlawful under any applicable Law for such Eligible Foreign Subsidiary to guaranty the Obligations or for the Administrative Agent or any of the Purchasers to do business with such Eligible Foreign Subsidiary as required by this Agreement, or (z) if the Administrative Agent or any of the Purchasers are restricted by operational or administrative procedures or other applicable internal policies from extending credit, or doing business with, Persons in the jurisdiction in which such Eligible Foreign Subsidiary is located or domiciled.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.14 Pledged Assets.

(a) Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of (A) each Domestic Subsidiary (including, without limitation, each Subsidiary that is a Delaware Divided LLC) (other than any CFC Holdco) and (B) each Eligible Foreign Subsidiary that has become a Guarantor, in each case, directly owned by a Credit Party and (ii) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary or such CFC Holdco as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s or such CFC Holdco’s, as applicable, United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary (other than an Eligible Foreign Subsidiary that has become a Guarantor) and each CFC Holdco, in each case, directly owned by a Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel (to the extent reasonably requested by the Required Purchasers) and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Other Property. Cause all property (other than Excluded Property) of each Credit Party (including each Credit Party that is a Delaware Divided LLC) to be subject at all times to first priority, perfected and, in the case of real property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent (at the direction of the Required Purchasers) shall reasonably request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents, and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15 Compliance with Material Contracts.

Maintain in full force and effect each Material Contract of such Person (other than amendments not prohibited by Sections 8.12(d), (e), (f) or (g)) and comply in all material respects with each Material Contract of such Person, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to result in (a) a material adverse effect on any Product Development and Commercialization Activities or (b) a Material Adverse Effect.

7.16 Deposit Accounts.

(a) Within thirty (30) days after the acquisition or establishment of any Deposit Account (other than an Excluded Account) by any Credit Party, provide written notice thereof to the Administrative Agent.

(b) Cause all Deposit Accounts of the Credit Parties (other than Excluded Accounts) at all times to be subject to Account Control Agreements, in each case in form and substance satisfactory to the Administrative Agent (it being understood that the Credit Parties shall have sixty (60) days to comply with this Section 7.16(b) solely with respect to any Deposit Account acquired or established after the Closing Date (such period to be measured from the date of acquisition or establishment)).

(c) Cause all Government Receivables Accounts of the Credit Parties to (i) be swept on a daily basis (pursuant to a sweep agreement with terms and conditions reasonably satisfactory to the Required Purchasers, which shall include a requirement that the Administrative Agent shall receive written notice of any changes to such sweep agreement and the standing sweep instruction thereunder) to a Deposit Account that is subject to an Account Control Agreement in form and substance satisfactory to the Administrative Agent and (ii) receive payments solely in respect of Restricted Receivables and not in respect of any Receivables that are not Restricted Receivables.

7.17 Products and Permits.

(a) With respect to all Products, obtain, maintain and preserve, comply with in all material respects, and take all necessary action to timely renew all Permits which are necessary or material to the conduct of the business of the Issuer and its Subsidiaries, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities or in a Material Adverse Effect.

(b) (i) Except as could not reasonably be expected, either individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities or in a Material Adverse Effect, maintain each applicable Permit, including each Key Permit, in, or file any notice or registration in, each jurisdiction in which such Credit Party or such Subsidiary is required to obtain any Permit or Regulatory Authorization or file any notice or registration that are necessary or material for the sale and distribution of the Products, it being understood that this Section 7.17(b) does not concern Permits required to be maintained by customers of the Issuer or any of its Affiliates for any research, development, design, investigation, manufacture, marketing or distribution conducted or sponsored by such customer of the Issuer or any of its Affiliates of any finished product that is a combination of any Product with any drugs of such customers, and (ii) promptly provide evidence of the same to the Administrative Agent upon reasonable request.

7.18 Consent of Licensors.

Promptly after entering into or becoming bound by any material inbound license of, or other grant of rights in, Intellectual Property or any Material Contract (other than over-the-counter software that is commercially available to the public) after the Closing Date: (a) provide written notice to the Administrative Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the business and financial condition of the Issuer and its Subsidiaries and (b) in good faith take such commercially reasonable actions as the Administrative Agent (at the direction of the Required Purchasers) may request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the applicable Credit Party’s interest in such license or agreement to be deemed Collateral and for the Administrative Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (ii) the Administrative Agent to have the ability in the event of a liquidation of any of the Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Note Documents.

7.19 Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.20 Maintenance of Regulatory Authorizations, Intellectual Property, Etc.

(a) With respect to the Products, (i) maintain in full force and effect all Regulatory Authorizations, contract rights, authorizations or other rights necessary or material for the operations of the business of the Issuer and its Subsidiaries, and comply with the terms and conditions applicable to the foregoing excluding the maintenance of the Regulatory Authorizations that in the commercially reasonable business judgment of the Credit Parties are not necessary or material for the conduct of the business of the Issuer and its Subsidiaries; (ii) promptly notify the Administrative Agent of any Safety Notice conducted, to be undertaken or issued, by such Credit Party, its respective Subsidiaries or its respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or manufacturing facility owned or operated by any Credit Party or their respective Subsidiaries, or any basis for undertaking or issuing any such action or item, in each case, that could reasonably be expected to have a material effect on any Product Development and Commercialization Activities; (iii) design, manufacture, store, transport, label, sell, market, and distribute all Products in compliance with applicable Laws, including without limitation, cGMPs, the FDCA, the PHSA, the Controlled Substances Act, except where the failure to do so could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities; (iv) conduct all studies, tests and preclinical and clinical trials relating to the Products in accordance with all cGCPs, and other applicable Laws, except where the failure to do so could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities; and (v) operate all manufacturing facilities in material compliance with applicable Laws, including without limitation, cGMPs, the Controlled Substances Act, except where the failure to do so could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities.

(b) (i) Maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Intellectual Property owned or controlled by such Credit Party or its respective Subsidiaries, excluding the maintenance of Intellectual Property that in the commercially reasonable business judgment of the Issuer is not necessary or material for the conduct of the business of any Credit Party or any Subsidiary or to Product Development and Commercialization Activities with respect to any Material Product; (ii) promptly notify the Administrative Agent of any known Infringement by any Person of Intellectual Property owned or controlled by such Credit Party or its respective Subsidiaries; (iii) use commercially reasonable efforts to pursue, enforce, and maintain in full force and effect legal protection for all Intellectual Property, including Patents, developed or controlled by such Credit Party or any of its respective Subsidiaries; and (iv) promptly notify the Administrative Agent of any claim by any Person that the conduct of such Credit Party’s or such Subsidiary’s business (including any research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit any Product) Infringes any Intellectual Property of that Person and, if requested by the Administrative Agent, use commercially reasonable efforts to resolve such claim.

(c) Furnish to the Administrative Agent prompt written notice of the following:

(i) any notice that the FDA or any other Governmental Authority is either considering or is actively limiting, suspending or revoking any Regulatory Authorization applicable to any Product, changing the market classification or labeling of or otherwise materially restricting any Product;

(ii) any Credit Party or any Subsidiary becoming subject to any administrative or regulatory action, any FDA or EMA inspection or any non-routine inspection by any other Regulatory Agency, receipt of inspectional observations (e.g., on FDA Form 483), warning letter, or notice of violation letter, or any Product being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened against any Credit Party or any Subsidiary;

(iii) any written recommendation (together with a copy thereof) from any Governmental Authority that any Credit Party or any Subsidiary, or any obligor to which any Credit Party or any Subsidiary provides Products, should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or any penalties or sanctions imposed; or

(iv) any notice relating to a Paragraph IV Certification concerning any product and asserting the non-infringement, invalidity or unenforceability of any Patent owned by or licensed to any Credit Party or any Subsidiary or any associated litigation.

7.21 Information Required by Rule 144A.

Upon the reasonable request of any Purchaser, provide such Purchaser, and any qualified institutional buyer designated by such Purchaser, such financial and other information as such Purchaser may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of the Notes except at such times as the Issuer is subject to and in compliance with the reporting requirements of Sections 13 or 15(d) of the Exchange Act. For purposes of this Section 7.21, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

7.22 Post-Closing Obligations.

Within the time periods set forth on Schedule 7.22 (or such longer periods as the Administrative Agent may agree (at the direction of the Required Purchasers in their sole discretion)), deliver to the Administrative Agent such documents, instruments, certificates or agreements as are listed on Schedule 7.22, in each case in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Purchaser shall have any Note Purchase Commitment hereunder, any Note or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), no Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Note Document;

(b) Liens existing on the Closing Date and listed on Schedule 8.01 to the Disclosure Letter and any renewals or extensions thereof; provided, that, (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within one hundred and eighty (180) days after the acquisition thereof;

(j) (i) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Credit Party or any Subsidiary, (ii) Permitted Licenses, (iii) the Permitted Fosun License, (iv) the Permitted Viatris License and (v) Permitted Daxi Licenses;

(k) any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, in each case incurred in the ordinary course of business;

(m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings under applicable Law regarding operating leases entered into by the Issuer or any Subsidiary in the ordinary course of business;

(o) Liens consisting of Back-Up Security Interests granted to Buyers under Permitted Royalty Transactions, to the extent such Liens are at all times subject to a Royalty Intercreditor Agreement;

(p) Liens on cash collateral securing Indebtedness permitted under Section 8.03(g); provided, that, the amount of such cash collateral does not exceed the amount of Indebtedness secured thereby;

(q) Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(r) deposits to secure the performance of tenders, bids, contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(s) Liens on insurance policies, and the proceeds thereof, securing the financing of the premiums with respect thereto;

(t) Liens attaching solely to cash earnest money deposits in connection with a Permitted Acquisition;

(u) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired by any Credit Party or any Subsidiary thereof to be applied against the purchase price for such acquisition; provided, that, (i) the aggregate amount of such advances shall not exceed the purchase price of such acquisition and (ii) the property is acquired within ninety (90) days following the date of the first such advance so made; and

(v) Liens not otherwise permitted by the foregoing clauses of this Section 8.01 securing Indebtedness or other obligations in a principal amount not to exceed $[***] in the aggregate for all such Liens at any time.

8.02 Investments.

Make any Investments, except:

(a) Investments held by the Issuer or any Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02 to the Disclosure Letter;

(c) (i) Investments in any Person that is a Credit Party prior to giving effect to such Investment, (ii) Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party and (iii) Investments by Credit Parties in Subsidiaries that are not Credit Parties, in an aggregate amount not to exceed $[***] at any one time outstanding; provided, that, (A) no Investment otherwise permitted by this clause (c)(iii) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom and (B) for the avoidance of doubt, no Investment otherwise permitted by this clause (c)(iii) shall consist of the transfer or exclusive license of any Material Intellectual Property by any Credit Party in or to any Subsidiary that is not a Credit Party;

(d) Permitted Acquisitions;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of Qualified Capital Stock of the Issuer pursuant to employee stock purchase plans approved by the Issuer’s Board of Directors, in an aggregate amount for all such Investments made in reliance of this clause (f) not to exceed $[***] at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (f) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom;

(g) Investments consisting of obligations of any Credit Party or any Subsidiary under Swap Contracts permitted under Section 8.03(d) that are incurred for non-speculative purposes in the ordinary course of business;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments in joint ventures, corporate collaborations or strategic alliances in the ordinary course of business to the extent consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support (and not, for the avoidance of doubt, any exclusive licensing of Intellectual Property); provided, that, any cash Investments in all such joint ventures, corporate collaborations and strategic alliances do not exceed $[***] in the aggregate in any fiscal year of the Issuer;

(j) Investments in InnovateU as required by the Innovate U Services Agreement in an aggregate amount not to exceed $[***] in any fiscal year of the Issuer;

(k) to the extent constituting an Investment, Permitted Equity Derivatives;

(l) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(m) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 8.05(a) (except to the extent permitted therein or in the definition of “Disposition” by reference to this Section 8.02 (or any clause hereof)); and

(n) other Investments not exceeding the Threshold Amount in the aggregate at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (n) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Note Documents;

(b) Indebtedness of the Issuer and its Subsidiaries existing on the Closing Date and described on Schedule 8.03 to the Disclosure Letter and any refinancings, refundings, renewals or extensions thereof; provided, that, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; (iii) such refinancing, refunding, renewing or extending Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being refinanced, refunded, renewed or extended; (iv) if the Indebtedness being refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Purchasers (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being refinanced, refunded, renewed or extended; (v) if the Indebtedness being refinanced, refunded, renewed or extended is secured, such refinancing, refunding, renewal or extension is, if secured, subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Purchasers (including as to the applicable Collateral) as those contained in the documentation governing the Indebtedness being refinanced, refunded, renewed or extended; (vi) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; and (vii) such refinancing, refunding, renewing or extending Indebtedness may not have guarantors, obligors or security in any case more extensive than that which applied to the Indebtedness being refinanced, refunded, renewed or extended;

(c) intercompany Indebtedness permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(d) obligations (contingent or otherwise) of the Issuer or any Subsidiary existing or arising under any Swap Contract, provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Finance Leases or Synthetic Leases) hereafter incurred by the Issuer or any Subsidiary to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (i) no Default has occurred and is continuing both immediately prior to and after giving effect thereto, (ii) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $[***] at any one time outstanding, (iii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iv) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and a reasonable premium thereon, and fees and expenses reasonably incurred, in connection with such refinancing;

(f) (i) 2027 Convertible Notes Indebtedness and (ii) Permitted Convertible Bond Indebtedness; provided, that, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (f) at any one time shall not exceed $[***];

(g) Indebtedness in respect of letters of credit, bank guarantees and similar instruments, not to exceed the Threshold Amount in the aggregate at any one time outstanding;

(h) Indebtedness in respect of netting services, overdraft protections, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services;

(i) Indebtedness constituting Earn Out Obligations or obligations in respect of working capital adjustment requirements with respect to any Permitted Acquisition;

(j) business credit card Indebtedness incurred in the ordinary course of business, not to exceed the Threshold Amount in the aggregate at any one time outstanding;

(k) Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(l) Guarantees permitted by Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(m) Indebtedness consisting solely of the financing of insurance premiums in the ordinary course of business;

(n) Indebtedness with respect to performance bonds, appeal bonds and other similar obligations incurred in the ordinary course of business;

(o) unsecured Indebtedness not otherwise permitted by the foregoing clauses of this Section 8.03, not to exceed $[***] in the aggregate at any one time outstanding; and

(p) customary unsecured embedded lease obligations contained in agreements with contract manufacturers entered into in the ordinary course of business consistent with past practices.

8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division); provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Issuer may merge or consolidate with any of its Subsidiaries, provided that the Issuer shall be the continuing or surviving corporation, (b) any Credit Party (other than the Issuer) may merge or consolidate with any other Credit Party (other than the Issuer), (c) any Subsidiary that is not a Credit Party may be merged or consolidated with or into any Credit Party, provided, that, such Credit Party shall be the continuing or surviving corporation, (d) any Subsidiary that is not a Credit Party may be merged or consolidated with or into any other Subsidiary that is not a Credit Party and (e) any Subsidiary that is not a Credit Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Credit Party prior to or concurrently with such dissolution, liquidation or winding up.

8.05 Dispositions.

Make any Disposition other than (a) Dispositions for which (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) no Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, and (iv) the aggregate fair market value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate fair market value of all assets sold or otherwise disposed of by the Issuer and its Subsidiaries in all such transactions occurring during the term of this Agreement does not exceed $[***] (provided, that, the foregoing shall not permit (A) any Specified OPUL Disposition or (B) any Disposition of Material Intellectual Property by any Credit Party to any Subsidiary that is not a Credit Party) and (b) so long as no Default shall have occurred and be continuing both immediately prior to and after giving effect thereto, Permitted Royalty Transactions.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) (i) each Subsidiary may make Restricted Payments to any Credit Party and (ii) each Subsidiary that is not a Credit Party may make Restricted Payments to another Subsidiary that is not a Credit Party;

(b) the Issuer may declare and make dividend payments or other distributions payable solely in its Qualified Capital Stock;

(c) (i) the Issuer may make cashless repurchases of its Equity Interests deemed to occur upon the exercise of stock options or warrants of such Equity Interests to represent a portion of the exercise price of such options or warrants and (ii) to the extent constituting a Restricted Payment, the Issuer may acquire (or withhold) its Equity Interests pursuant to an employee stock option or similar plan in satisfaction of withholding or similar taxes payable by any present or former officer, employee, director or member of management and the Issuer may made deemed repurchases in connection with the exercise of stock options;

(d) the Issuer may make the Daxi Royalty Payment owing to a Buyer under a Permitted Royalty Transaction in accordance with the terms and conditions of the applicable Royalty Transaction Documents and Royalty Intercreditor Agreement;

(e) in connection with the incurrence of the 2027 Convertible Notes Indebtedness or any Permitted Convertible Bond Indebtedness, the Issuer may purchase Permitted Equity Derivatives; and

(f) in connection with the maturity of, or any conversion, redemption or repurchase or exchange of the 2027 Convertible Notes Indebtedness or any Permitted Convertible Bond Indebtedness, the Issuer may settle, terminate or unwind any related Permitted Equity Derivatives.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Issuer and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Credit Party, (b) transfers of cash and assets to any Credit Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06 (in each case, other than by reference to this Section 8.08 (or any sub-clause hereof)), (d) compensation and benefit arrangements (including the granting of options or other equity compensation arrangements) and any indemnification arrangements with employees, officers, directors or consultants approved by, or pursuant to, any plan approved by the Board of Directors of the Issuer in the ordinary course of business, (e) issuances by the Issuer of its Qualified Capital Stock, (f) pursuant to the InnovateU Services Agreement and (g) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Credit Party, (ii) pay any Indebtedness or other obligations owed to any Credit Party, (iii) make loans or advances to any Credit Party, (iv) transfer any of its property to any Credit Party, (v) pledge its property pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Credit Party pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Note Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e); provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) customary provisions in joint venture agreements with respect to joint ventures permitted under Section 8.02 and applicable solely to such joint venture entered into in the ordinary course of business and (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10 Use of Proceeds.

Use the proceeds of any Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Payment and Prepayment of Other Obligations.

(a) Make (or give any notice with respect thereto) (x) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Credit Party or any Subsidiary or (y) any payment or delivery of cash to satisfy any conversion obligation under any Convertible Bond Indebtedness, in each case other than (i) Indebtedness arising under the Note Documents, (ii) conversions or exchanges into Qualified Capital Stock of the Issuer (and cash in lieu of fractional shares) of the 2027 Convertible Notes Indebtedness and/or Permitted Convertible Bond Indebtedness, in each case to the extent permitted under Section 8.03(f), in accordance with the terms of the 2027 Convertible Notes Indenture or any indenture governing any such Permitted Convertible Bond Indebtedness, respectively, (iii) Indebtedness permitted by Section 8.03(e) solely to the extent made with the proceeds of additional issuances of Indebtedness permitted by Section 8.03(e), (iv) so long as no Default shall have occurred and be continuing both immediately prior to and after giving effect thereto, payment of cash to repurchase, redeem, induce or to settle any conversion of any 2027 Convertible Notes Indebtedness and/or Permitted Convertible Bond Indebtedness, in each case to the extent permitted by Section 8.03(f), by the holders thereof, in an aggregate amount not to exceed $[***] (plus the proceeds of any concurrent unwinding or termination of any related Permitted Equity Derivatives) in any fiscal year of the Issuer, (v) the exchange of Qualified Capital Stock of the Issuer, together with cash in lieu of any fractional shares and cash in respect of accrued but unpaid interest, for Indebtedness of the Issuer, (vi) repurchases or redemptions of the 2027 Convertible Notes Indebtedness or any Permitted Convertible Bond Indebtedness with the proceeds of, and exchanges of the 2027 Convertible Notes Indebtedness or any Permitted Convertible Bond Indebtedness for, newly issued issuances of Permitted Convertible Bond Indebtedness permitted by Section 8.03(f) and/or Qualified Capital Stock of the Issuer, (vii) Indebtedness permitted by Section 8.03(c) (excluding, during the existence of an Event of Default, any Indebtedness permitted under Section 8.03(c) owing by a Credit Party to a Subsidiary that is not a Credit Party), (viii) Indebtedness permitted by Sections 8.03(b), (j) and (m), and (ix) refinancings, refundings, renewals or extensions permitted by Indebtedness permitted by Section 8.03.

(b) Make any payment (inclusive of any and all judgment and/or settlement amounts, costs and fees but excluding (i) attorneys’ fees and (ii) any amounts (A) paid directly by independent third-party insurance of the Issuer or any of its Subsidiaries or (B) that were paid directly by the Issuer or any of its Subsidiaries and for which such Person has been subsequently reimbursed by independent third-party insurance) with respect to any Specified Litigation (or any related derivative litigation(s) in connection therewith) that is in excess of the Specified Litigation Amount with respect thereto.

8.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Administrative Agent or any Purchaser.

(b) Change its fiscal year.

(c) Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of organization or form of organization.

(d) Amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of) any of the terms or provisions of any document or agreement entered into in connection with the 2027 Convertible Notes Indebtedness or any Permitted Convertible Bond Indebtedness, in each case, in a manner materially adverse to the Administrative Agent or any Purchaser.

(e) Amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of), or enter into any forbearance from exercising any rights with respect to, any Material Contract (including, for the avoidance of doubt, any Royalty Transaction Document) or any document or other agreement evidencing Indebtedness in excess of the Threshold Amount, in each case in a manner materially adverse to the Administrative Agent or any Purchaser.

(f) Amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of), or enter into any forbearance from exercising any rights with respect to, the Permitted Fosun License or the Permitted Viatris License, in each case in a manner materially adverse to the Administrative Agent or any Purchaser.

(g) Amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of), or enter into any forbearance from exercising any rights with respect to, the InnovateU Services Agreement, in each case in a manner materially adverse to the Administrative Agent or any Purchaser.

8.13 Ownership of Subsidiaries, etc.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Credit Party or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Credit Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for Permitted Liens.

8.14 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15 Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, use the proceeds of any Note, or lend, contribute or otherwise make available such proceeds of any Note to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Purchaser, Administrative Agent, or otherwise) of Sanctions.

(b) Directly or indirectly, use the proceeds of any Note for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

8.16 Liquidity.

Permit Unrestricted Cash of the Credit Parties at any time to be less than $30,000,000; provided, that, at any time on and after the first (1st) date by which Account Control Agreements are required to be entered into in accordance with Section 7.22, such Unrestricted Cash of the Credit Parties shall be held in Deposit Accounts for which the Administrative Agent shall have received an Account Control Agreement.

8.17 Consolidated Teoxane Distribution Net Product Sales.

At any time on or after the Consolidated Teoxane Distribution Net Product Sales Trigger Date, permit Consolidated Teoxane Distribution Net Product Sales to be less than $70,000,000 for any consecutive twelve (12) month period.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Issuer or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Note, or (ii) within five (5) Business Days after the same becomes due, any interest on any Note, or any repayment premium or fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Note Document; or

(b) Specific Covenants. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.12, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 or 7.20 or Article VIII; or

(c) Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Note Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of any Credit Party becomes aware of such failure and (ii) written notice thereof shall have been given to the Issuer by the Administrative Agent or any Purchaser; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Issuer or any other Credit Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Credit Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), but only after the passage of any grace periods applicable thereto, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded provided, that, clause (i)(B) above shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents governing such Indebtedness or (y) any event that causes or would cause any 2027 Convertible Note Indebtedness or Permitted Convertible Bond Indebtedness to become convertible into Qualified Capital Stock of the Issuer (but excluding any “event of default”, “change of control” or “fundamental change” event (or comparable terms)); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Issuer or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Issuer or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Issuer or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Credit Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Credit Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against any Credit Party or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Issuer or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Note Documents. Any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Note Document; or any Credit Party denies that it has any or further liability or obligation under any Note Document, or purports to revoke, terminate or rescind any Note Document; or

(k) Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(l) Change of Control. There occurs any Change of Control; or

(m) Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Credit Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including the holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(n) Material Products. (i) The FDA shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially adversely modify any approved Key Permit related to any Material Product; or (ii) any Governmental Authority (other than the FDA) shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially modify any approved Key Permit related to any Material Product (in each case, a “Non-FDA Governmental Action”) and, in any such case, Consolidated Net Product Sales shall decrease by greater than [***] percent ([***]%), as assessed as at the end of each of the four fiscal quarters immediately following such Non-FDA Governmental Action, in each case, by comparing Consolidated Net Product Sales for such fiscal quarter against Consolidated Net Product Sales for the corresponding fiscal quarter of the prior fiscal year of the Issuer; or (iii) any Safety Notice is issued or initiated in connection with any Material Product after approval by the FDA or any other Governmental Authority and Consolidated Net Product Sales shall decrease by greater than [***] percent ([***]%), as assessed as at the end of each of the four fiscal quarters immediately following the issuance or initiation of such Safety Notice, in each case, by comparing Consolidated Net Product Sales for such fiscal quarter against Consolidated Net Product Sales for the corresponding fiscal quarter of the prior fiscal year of the Issuer; or

(o) Regulatory Matters. If any of the following occurs: (i) the FDA, CMS, EMA, DEA, or any other Governmental Authority issues a letter or other communication asserting that any Product lacks a required Regulatory Authorization; (ii) the FDA or any other Governmental Authority issues a letter or other communication requiring any post-marketing study or clinical trial using human subjects from any Credit Party or Subsidiary in order to maintain any Regulatory Authorization required to market any Product; or (iii) any involuntary or voluntary recall of any Product or any part thereof occurs and Consolidated Net Product Sales decrease by greater than [***] percent ([***]%), as assessed as at the end of each of the four fiscal quarters immediately following such recall of a Product, in each case, by comparing Consolidated Net Product Sales for such fiscal quarter against Consolidated Net Product Sales for the corresponding fiscal quarter of the prior fiscal year of the Issuer; or

(p) Delisting. The shares of common stock of the Issuer are delisted from the NASDAQ Stock Market because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on any other nationally recognized stock exchange in the United States; or

(q) Royalty Transaction. (i) The Issuer or any Subsidiary fails to pay when due any amount owing under any Royalty Transaction Document, unless the amount of such payment is otherwise being disputed in good faith by the Issuer or such Subsidiary, in accordance with the terms of such Royalty Transaction Document, as applicable, (ii) any other material breach or default under any Royalty Transaction Document occurs and continues unremedied for more than thirty (30) days or (iii) the Issuer or any of its Subsidiaries enters into a Royalty Sale Transaction other than a Permitted Royalty Transaction; or

(r) Termination of the Teoxane Agreement. The Teoxane Agreement is terminated by any party thereto or otherwise ceases to be in full force and effect.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Purchasers, take any or all of the following actions:

(a) declare the commitment of each Purchaser to purchase Notes to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Notes, all interest accrued and unpaid thereon, and all other amounts (including any repayment premium) owing or payable hereunder or under any other Note Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Issuer; and

(c) exercise on behalf of itself and the Purchasers all rights and remedies available to it and the Purchasers under the Note Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Issuer under the Bankruptcy Code of the United States, the obligation of each Purchaser to purchase Notes shall automatically terminate, the unpaid principal amount of all outstanding Notes and all interest and other amounts (including any repayment premium) as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Purchaser.

If the Obligations are accelerated for any reason, the repayment premium required by Section 2.03(e) and the exit fee required by Section 2.07(b) will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Notes shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Purchaser’s lost profits as a result thereof. Any repayment premium required by Section 2.03(e) and any exit fee required by Section 2.07(b) payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Purchaser as the result of the early termination and the Issuer agrees that it is reasonable under the circumstances currently existing. The repayment premium required by Section 2.03(e) and the exit fee required by Section 2.07(b) shall also be payable and any discount on the Notes shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ISSUER AND THE OTHER CREDIT PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING REPAYMENT PREMIUM, EXIT FEE AND ANY DISCOUNT ON THE NOTES IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer and the other Credit Parties expressly agree that (i) the repayment premium required by Section 2.03(e), the exit fee required by Section 2.07(b) and any discount on the Notes provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the repayment premium required by Section 2.03(e), the exit fee required by Section 2.07(b) and any discount on the Notes shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Purchasers and the Issuer and the other Credit Parties giving specific consideration in this transaction for such agreement to pay the repayment premium required by Section 2.03(e), the exit fee required by Section 2.07(b) and any discount on the Notes, (iv) the Issuer and the other Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph and (v) the repayment premium required by Section 2.03(e), the exit fee required by Section 2.07(b) and any discount on the Notes represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Purchasers and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of any early termination. The Issuer and the other Credit Parties expressly acknowledge that their agreement to pay the repayment premium required by Section 2.03(e), the exit fee required by Section 2.07(b) and any discount on the Notes to the Purchasers as herein described is a material inducement to the Purchasers to purchase the Notes hereunder.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Notes have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Purchaser or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, repayment premium and exit fees) payable to the Purchasers (including fees, charges and disbursements of counsel to the respective Purchasers) arising under the Note Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on, and repayment premium and exit fees with respect to, the Notes, ratably among the Purchasers in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Notes, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Issuer or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a) Each of the Purchasers hereby irrevocably appoints ATHYRIUM BUFFALO LP, a Delaware limited partnership, to act on its behalf as the Administrative Agent hereunder and under the other Note Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Purchasers, and neither the Issuer nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Note Documents, and each of the Purchasers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Purchaser for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Note Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Purchaser.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Administrative Agent and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Purchasers.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Note Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that the Administrative Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Note Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Note Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Purchaser in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. If the Administrative Agent shall request instructions from the Purchasers with respect to any act or action (including failure to act) in connection with this Agreement or any other Note Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Purchasers, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Issuer or a Purchaser.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents. The permissive rights of the Administrative Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Administrative Agent shall not be liable for any acts or omissions, except for such losses, damages or expenses which have been finally determined by a court of competent jurisdiction by final and non-appealable judgment. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder, or to exercise any of the rights or powers vested in it by this Agreement or the other Note Documents at the request or direction of any Purchaser unless the Administrative Agent is adequately indemnified in its sole discretion against the costs, expenses and liabilities that may be incurred by the Administrative Agent in compliance with such request or direction. The Administrative Agent shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing or continuation statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement or any other Note Document or (ii) enable the Administrative Agent to exercise and enforce its rights under this Agreement or any other Note Document with respect to such pledge and security interest. The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Note Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disturbances; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, resolution, report, statement, instrument, order, judgment, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the purchase of a Note that by its terms must be fulfilled to the satisfaction of a Purchaser, the Administrative Agent may presume that such condition is satisfactory to such Purchaser unless the Administrative Agent shall have received notice to the contrary from such Purchaser prior to the purchase of such Note. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the purchase of the notes provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Purchasers and the Issuer and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Purchasers shall have the right, subject to the approval of the Issuer (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Purchasers, been approved (so long as no Event of Default has occurred and is continuing) by the Issuer or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Purchasers, appoint a successor Administrative Agent reasonably acceptable to the Issuer (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Purchasers shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Purchasers appoint a successor agent as provided for above. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article X and Section 11.04 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor of the Administrative Agent under this Agreement and the other Note Documents and will have and succeed to the rights, duties, benefits, privileges, protections, indemnities and immunities as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

10.07 Non-Reliance on Administrative Agent and Other Purchasers.

Each Purchaser acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder.

10.08 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Issuer) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers and the Administrative Agent and their respective agents and counsel and all other amounts due the Purchasers and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Purchasers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Purchaser or to authorize the Administrative Agent to vote in respect of the claim of any Purchaser in any such proceeding.

10.09 Collateral and Guaranty Matters.

The Purchasers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Note Document (i) upon termination of all unused Note Purchase Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Note Documents, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Note Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Note Documents.

Upon request by the Administrative Agent at any time, the Required Purchasers will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

10.10 Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Purchaser, whether or not in respect of an Obligation due and owing by the Issuer at such time, where such payment is a Rescindable Amount, then in any such event, each Purchaser receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Purchaser in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Purchaser irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Purchaser promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by the Issuer or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Purchasers and the Issuer or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Note Purchase Commitment of a Purchaser (or reinstate any Note Purchase Commitment terminated pursuant to Section 9.02) without the written consent of such Purchaser whose Note Purchase Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Note Purchase Commitments is not considered an extension or increase in the Note Purchase Commitments of any Purchaser);

(ii) postpone any date fixed by this Agreement or any other Note Document for any payment of principal (excluding mandatory prepayments), interest, repayment premiums, fees or other amounts due to the Purchasers (or any of them), or any scheduled or mandatory reduction of the Note Purchase Commitments hereunder or under any other Note Document without the written consent of each Purchaser entitled to receive such payment or whose Note Purchase Commitments are to be reduced; provided, that, this clause (a)(ii) shall not prohibit the Required Purchasers from approving or providing consent to the Specified Maturity Extension in accordance with the terms of this agreement;

(iii) reduce the principal of, the rate of interest specified herein on or the repayment premium specified herein on any Note, or any fees or other amounts payable hereunder or under any other Note Document without the written consent of each Purchaser entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Purchasers shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Issuer to pay interest at the Default Rate;

(iv) change any provision of this Section 11.01(a) or the definition of “Required Purchasers” without the written consent of each Purchaser directly affected thereby;

(v) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Purchaser directly affected thereby;

(vi) release the Issuer or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Purchaser directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone);

(b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights, duties, benefits, privileges, protections, indemnities or immunities of the Administrative Agent under this Agreement or any other Note Document; and

(c) unless also signed by Athyrium, no amendment, waiver or consent shall affect the rights of Athyrium under the definition of “Permitted Convertible Bond Indebtedness”, Section 2.07, Section 2.13, Section 11.04(a), Section 11.06(b)(iv)(B) and Section 11.18;

provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Purchasers or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers), except that (x) the Note Purchase Commitment of any Defaulting Purchaser may not be increased or extended without the consent of such Purchaser and (y) any waiver, amendment or modification requiring the consent of all Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser more adversely than other affected Purchasers shall require the consent of such Defaulting Purchaser, (ii) each Purchaser is entitled to vote as such Purchaser sees fit on any bankruptcy reorganization plan that affects the Notes, and each Purchaser acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Purchasers shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Purchasers.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Issuer or any other Credit Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Purchaser, to the address, facsimile number, electronic mail address or telephone number of its Purchasing Office (whether specified on Schedule 11.02 or separately specified to the Issuer and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Purchasers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Purchaser pursuant to Article II if such Purchaser has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Issuer may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Issuer, the Purchasers and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Purchaser agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Purchaser.

(d) Reliance by Administrative Agent and Purchasers. The Administrative Agent and the Purchasers shall be entitled to rely and act upon any notices (including telephonic or electronic Note Issuance Notices) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, each Purchaser and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE ISSUER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE ISSUER MATERIALS. NO WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE ISSUER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent have any liability to the Issuer, any Credit Party, any Purchaser or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Issuer’s or the Administrative Agent’s transmission of Issuer Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent; provided, however, that in no event shall the Administrative Agent have any liability to any Credit Party, any Purchaser or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Purchaser or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Note Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Note Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Note Document, the authority to enforce rights and remedies hereunder and under the other Note Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Note Documents, (b) any Purchaser from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (c) any Purchaser from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Note Documents, then (i) the Required Purchasers shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Purchaser may, with the consent of the Required Purchasers, enforce any rights and remedies available to it and as authorized by the Required Purchasers.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, Athyrium and their respective Affiliates (including the reasonable fees, charges and disbursements of (x) outside counsel for the Administrative Agent and (y) outside counsel for Athyrium and its Affiliates), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Note Documents and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Note Documents and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Purchaser (including the fees, charges and disbursements of any outside counsel for the Administrative Agent or any Purchaser), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Note Documents, including its rights under this Section, or (B) in connection with the Notes purchased hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Purchaser, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Issuer or any other Credit Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Note Documents, (ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, if the Issuer or such Credit Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) a claim brought by any Credit Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Note Document, if the Issuer or such Credit Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Purchasers. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Purchaser severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Purchaser’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Purchaser), such payment to be made severally among them based on such Purchasers’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Purchasers under this clause (c) are subject to the provisions of Section 2.10(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Purchaser, the termination of the Note Purchase Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent or any Purchaser, or the Administrative Agent or any Purchaser exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Purchaser in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Purchaser severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Purchasers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Note Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Purchaser and no Purchaser may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, or (ii) by way of pledge or assignment of a security interest subject to the restrictions of clause (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided that, Athyrium has relied upon the terms of, and is an intended third party beneficiary of, the definition of “Permitted Convertible Bond Indebtedness”, Section 2.07, Section 2.13, Section 11.04(a), Section 11.06(b)(iv)(B) and Section 11.18 and is thus entitled to the benefits of the provisions thereof and may enforce the same, as if it were a party to this Agreement.

(b) Assignments by Purchasers. Any Purchaser may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Note Documents (including all or a portion of its Note Purchase Commitments under any Tranche and the Notes at the time owing to it (in each case with respect to any Tranche)); provided, that, any such assignment shall be subject to the following conditions:

(i) Securities Law Compliance. Each Purchaser agrees that:

(A) if it should resell or otherwise transfer the Notes, in whole or in part, it will do so only pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act, the applicable Laws of any applicable state or other jurisdiction relating to securities matters, the respective rules and regulations promulgated under any of the foregoing and the provisions of this Agreement and only to a Person that it reasonably believes, at the time any buy order for such Notes is originated, is (i) for so long as the Notes are eligible for resale pursuant to Rule 144A, a qualified institutional buyer (as defined in Rule 144A promulgated under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer, to whom notice is given that the transfer is being made in reliance on Rule 144A, or (ii) a Person outside the United States in compliance with Rule 903 or 904 of Regulation S (if available), in each case unless consented to by the Issuer; and

(B) it will give each Person to whom it transfers any Note, in whole or in part, notice of the restrictions on transfer of the Note.

(ii) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Purchaser’s Note Purchase Commitment with respect to any Tranche and/or the Notes with respect to any Tranche at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(ii)(B) of this Section in the aggregate or in the case of an assignment to a Purchaser, an Affiliate of a Purchaser or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(ii)(A) of this Section, the aggregate amount of the applicable Note Purchase Commitment or, if the applicable Note Purchase Commitment is not then in effect, the principal outstanding balance of the Notes with respect to any Tranche of the assigning Purchaser subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Issuer otherwise consents (each such consent not to be unreasonably withheld or delayed);

(iii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Purchaser’s rights and obligations under this Agreement with respect to the Notes or the Note Purchase Commitment assigned;

(iv) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(ii)(B) of this Section and, in addition:

(A) the consent of the Issuer (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Purchaser, an Affiliate of a Purchaser or an Approved Fund; provided, that, the Issuer shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of Athyrium (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Note Purchase Commitment if such assignment is to a Person that is not a Purchaser with a Note Purchase Commitment in respect of the applicable Tranche, an Affiliate of such Purchaser or an Approved Fund with respect to such Purchaser or (ii) any Note to a Person that is not a Purchaser, an Affiliate of a Purchaser or an Approved Fund;

(v) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Purchaser, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall reasonably require.

(vi) No Assignment to Certain Persons. No such assignment shall be made (A) to the Issuer or any of its Affiliates or Subsidiaries, (B) to any Defaulting Purchaser or any of its Subsidiaries or any Person who, upon becoming a Purchaser hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Purchaser hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Issuer and the Administrative Agent, the applicable pro rata share of Notes previously requested to be purchased but not purchased by the Defaulting Purchaser, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Purchaser to the Administrative Agent or any Purchaser hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Notes in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Purchaser hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Purchaser for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section and receipt by the Administrative Agent from the parties to each transfer of a processing and recordation fee of $3,500 (which fee may be waived only by the Administrative Agent in its sole discretion), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Issuer (at its expense) shall execute and deliver a Note to the assignee Purchaser. The Administrative Agent shall be no responsibility or liability for and shall not (x) be obligated to ascertain, monitor or inquire as to whether any proposed transfer will comply with applicable securities laws or if any proposed transfer will cause the Issuer to be subject to the registration and reporting requirements under the Securities Act and/or the Exchange Act or (y) have any liability with respect to or arising out of any transfer that does not comply with applicable securities laws or that results in the Issuer being subject to the registration and reporting requirements under the Securities Act and/or the Exchange Act.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Issuer (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Purchasers, and the Note Purchase Commitments of, and principal amounts (and stated interest) of the Notes held by, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Issuer, the Administrative Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Purchaser as a Defaulting Purchaser. The Register shall be available for inspection by the Issuer and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the Administrative Agent shall not act as, or be deemed to act as, transfer agent or registrar under Article 8 of the Uniform Commercial Code or Section 17A(c) of the Exchange Act hereunder or under any other Note Document.

(d) Certain Pledges. Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s)) to secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of o, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Credit Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Issuer or its Subsidiaries or the notes to be purchased hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the notes to be purchased hereunder, (h) with the consent of the Issuer, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Purchaser or any of their respective Affiliates on a nonconfidential basis from a source other than the Issuer.

For purposes of this Section, “Information” means all information received from a Credit Party or any Subsidiary relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Purchaser on a nonconfidential basis prior to disclosure by such Credit Party or any Subsidiary; provided, that, in the case of information received from a Credit Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Purchaser and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Purchaser or any such Affiliate to or for the credit or the account of the Issuer or any other Credit Party against any and all of the obligations of the Issuer or such Credit Party now or hereafter existing under this Agreement or any other Note Document to such Purchaser or its Affiliates, irrespective of whether or not such Purchaser or Affiliate shall have made any demand under this Agreement or any other Note Document and although such obligations of the Issuer or such Credit Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Purchaser different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Purchaser shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Purchaser from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Purchasers and (y) the Defaulting Purchaser shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Purchaser as to which it exercised such right of setoff. The rights of each Purchaser and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Purchaser or their respective Affiliates may have. Each Purchaser agrees to notify the Issuer and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to the Issuer. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Purchaser exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness; Electronic Signatures.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Note Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

This Agreement, any Note Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Credit Parties and each of the Administrative Agent, and each Purchaser agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Note Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, has agreed to accept such Electronic Signature, the Administrative Agent and each Purchaser shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party and/or the Administrative Agent and any Purchaser without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Administrative Agent or any Purchaser, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Note Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Note Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Note Documents for being the maker thereof).

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Note or other Obligation hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Purchaser, regardless of any investigation made by the Administrative Agent or any Purchaser or on their behalf and notwithstanding that the Administrative Agent or any Purchaser may have had notice or knowledge of any Default at the time of any Notes Issuance, and shall continue in full force and effect as long as any Note or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability.

If any provision of this Agreement or the other Note Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Purchasers shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Purchasers.

If the Issuer is entitled to replace a Purchaser pursuant to the provisions of Section 3.03 or if any Purchaser is a Defaulting Purchaser or a Non-Consenting Purchaser, then the Issuer may, at its sole expense and effort, upon written notice to such Purchaser and the Administrative Agent, require such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.02) and obligations under this Agreement and the related Note Documents to an assignee that shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment); provided, that:

(a) such Purchaser shall have received payment of an amount equal to one hundred percent (100%) of (x) the outstanding principal of its Notes, accrued interest thereon and all other amounts payable to it hereunder and under the other Note Documents (other than repayment premium and exit fees) from the assignee (to the extent of such outstanding principal and accrued interest) or the Issuer (in the case of all other amounts) and (y) the repayment premium required by Section 2.03(e) and the exit fee required by Section 2.07(b), in each case, from the Issuer, as if such assignment was a prepayment of one hundred percent (100%) of the outstanding principal amount of such assignor’s Notes on the effective date of such assignment;

(b) such assignment does not conflict with applicable Laws;

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) in the case of any such assignment resulting from a Non-Consenting Purchaser’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Note Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided, that, the failure by such Non-Consenting Purchaser to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Purchaser and the mandatory assignment of such Non-Consenting Purchaser’s outstanding Notes pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Purchaser of an Assignment and Assumption.

A Purchaser shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Issuer to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. This Agreement and the other Note Documents (except, as to any other Note Document, as expressly set forth therein) and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Note Document (except, as to any other Note Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, ANOTHER PARTY HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY PURCHASER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST THE ISSUER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, SOLELY TO THE EXTENT REQUIRED TO ENFORCE RIGHTS RELATED TO THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH FORECLOSURE ON THE COLLATERAL) OR TO ENFORCE A JUDGMENT.

(c) WAIVER OF VENUE. THE ISSUER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17 USA PATRIOT Act.

Each Purchaser that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Purchaser) hereby notifies the Issuer and the other Credit Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Purchaser or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act. The Issuer and the Credit Parties agree to, promptly following a request by the Administrative Agent or any Purchaser, provide all such other documentation and information that the Administrative Agent or such Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

11.18 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), the Issuer acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, Athyrium, and the Purchasers are arm’s-length commercial transactions between the Issuer and its Affiliates, on the one hand, and the Administrative Agent, Athyrium and the Purchaser on the other hand, (ii) the Issuer has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Issuer is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents; (b)(i) the Administrative Agent, Athyrium and each Purchaser is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Issuer or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Purchaser has any obligation to the Issuer or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Note Documents; and (c) the Administrative Agent, Athyrium and the Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and its Affiliates, and neither the Administrative Agent, Athyrium nor any Purchaser has any obligation to disclose any of such interests to the Issuer or its Affiliates. To the fullest extent permitted by law, the Issuer hereby waives and releases, any claims that it may have against the Administrative Agent, Athyrium or any Purchaser with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Purchaser that is an Affected Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Purchaser that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.20 Representations of Purchasers.

Each Purchaser, severally and not jointly, hereby represents and warrants to the Issuer that, as of the Closing Date and immediately following the closing of the transactions under this Agreement, the following are true and correct: (a) such Purchaser is acquiring the Notes to be purchased by it hereunder for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, (b) such Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act as in effect as of the Closing Date, (c) such Purchaser (i) is duly organized or formed, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Note Documents to which it is a party, and (iii) is duly qualified and is licensed and (where applicable) in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so could not reasonably be expected to have a material adverse effect upon the business, assets, properties, liabilities or financial condition of such Purchaser, (d) the execution, delivery and performance by such Purchaser of each Note Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not contravene the terms of such Person’s Organization Documents and (e) no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Purchaser of this Agreement or any other Note Document other than those that have already been obtained and are in full force and effect. Each Purchaser acknowledges that it has obtained its own attorneys, business advisors and tax advisors as to legal, business and tax advice (or has decided not to obtain such advice) and has not relied in any respect on the Issuer for such advice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ISSUER:	REVANCE THERAPEUTICS, INC., a Delaware corporation

By: /s/ Tobin Schilke
Name: Tobin Schilke
Title: Chief Financial Officer

GUARANTORS:	HINT, INC., a Delaware corporation

By: /s/ Tobin Schilke
Name: Tobin Schilke
Title: Treasurer

ADMINISTRATIVE AGENT:	ATHYRIUM BUFFALO LP, a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES IV CO-INVEST LLC, its general partner

By: /s/ Rashida Adams
Name: Rashida Adams
Title: Authorized Signatory

PURCHASER:	ATHYRIUM BUFFALO LP, a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES IV CO-INVEST LLC, its general partner

By: /s/ Rashida Adams
Name: Rashida Adams
Title: Authorized Signatory